UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Graphic Packaging Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 7, 2006

Dear Graphic Packaging Corporation Stockholders:

It is my pleasure to invite you to Graphic Packaging Corporation’s 2006 Annual Meeting of Stockholders, to be held at the Wyndham Vinings Hotel, 2857 Paces Ferry Road, Atlanta, Georgia 30339, on Tuesday, May 16, 2006, at 10:00 a.m. local time.

The formal Notice of Annual Meeting and Proxy Statement are enclosed with this letter. The Proxy Statement describes the matters to be acted upon at the Annual Meeting. It also describes how our Board of Directors operates and gives certain information about the management of Graphic Packaging Corporation.

Whether or not you plan to attend the Annual Meeting, your vote is important and I hope you will vote as soon as possible. You may vote over the Internet, by telephone or by mailing a proxy or voting instruction card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting, regardless of whether you attend in person. If you hold your shares in your own name and choose to attend the Annual Meeting, you may revoke your proxy and personally cast your votes at the Annual Meeting. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow instructions from such firm to vote your shares.

Sincerely yours,

Jeffrey H. Coors
Executive Chairman of the Board

Notice

of

Annual Meeting of Stockholders

of

Graphic Packaging Corporation

Date	May 16, 2006

Time:	10:00 a.m. local time

Place:	Wyndham Vinings Hotel
2857 Paces Ferry Road
Atlanta, Georgia 30339

Purposes:

•	To elect three Class III Directors to serve a three-year term and until the 2009 Annual Meeting of Stockholders; and

•	To transact any other business that may be properly brought before the Annual Meeting.

Only stockholders of record at the close of business on March 20, 2006 are entitled to notice of and to vote at the Annual Meeting of Stockholders and at any adjournment thereof.

By order of the Board of Directors,

Stephen A. Hellrung
Senior Vice President, General
Counsel and Secretary

Marietta, Georgia
April 7, 2006

YOUR VOTE IS VERY IMPORTANT.

EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS IN PERSON, PLEASE AUTHORIZE YOUR PROXY OR DIRECT YOUR VOTE BY INTERNET OR TELEPHONE, AS DESCRIBED IN THE ENCLOSED PROXY STATEMENT, OR COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY BY MAIL IN THE ENVELOPE PROVIDED. IF YOU MAIL THE PROXY CARD, NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

Proxy Statement

for the

Annual Meeting of Stockholders

May 16, 2006

GENERAL INFORMATION

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors (the “Board of Directors” or “Board”) of Graphic Packaging Corporation, a Delaware corporation (the “Company”), of proxies to be voted at the 2006 Annual Meeting of Stockholders to be held at the Wyndham Vinings Hotel, located at 2857 Paces Ferry Road, Atlanta, Georgia 30339, on Tuesday, May 16, 2006, at 10:00 a.m. local time (the “Annual Meeting”). This Proxy Statement and the enclosed proxy card will first be sent on or about April 11, 2006 to the Company’s stockholders of record as of the close of business on March 20, 2006 (the “Record Date”). References in this Proxy Statement to “Graphic Packaging,” “we,” “us,” and “our” or similar terms are to Graphic Packaging Corporation.

Outstanding Shares

As of the close of business on the Record Date, there were 198,698,698 shares of the Company’s common stock outstanding and entitled to vote. Stockholders are entitled to one vote for each share held on all matters to come before the Annual Meeting.

Who May Vote

Only stockholders who held shares of the Company’s common stock at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

How to Vote in Person

If your shares are registered directly in your name, you are considered the stockholder of record and you may vote in person at the Annual Meeting. If your shares are registered through a bank or brokerage firm, your shares are considered to be held beneficially in street name. If your shares are held beneficially in street name and you wish to vote in person at the Annual Meeting, you will need to obtain a proxy from the bank or brokerage firm that holds your shares. Please note that even if you plan to attend the Annual Meeting in person, the Company recommends that you vote before the Annual Meeting.

How to Vote by Proxy

Whether you hold shares directly as a stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by any of the methods described below. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your bank or brokerage firm.

Voting over the Internet.  Stockholders of record of the Company’s common stock with Internet access may submit proxies from any location in the world by following the “Vote by Internet” instructions on their proxy cards. In addition, most of the Company’s stockholders who hold shares beneficially in street name may vote by accessing the website specified on the voting instruction cards provided by their bank or brokerage firm. Please check the voting instruction card to determine Internet voting availability.

Voting by Telephone.  Stockholders of record of the Company’s common stock who live in the United States or Canada may submit proxies by following the “Vote by Phone” instructions on their proxy cards. Most of the Company’s stockholders who hold shares beneficially in street name may vote by phone by calling the number specified on the voting instruction cards provided by their bank or brokerage firm. Please check the voting instruction card to determine telephone voting availability.

Voting by Mail.  Stockholders of record of the Company’s common stock may submit proxies by completing, signing and dating the enclosed proxy card and mailing it in the accompanying pre-addressed envelope. The Company’s stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards provided by their bank or brokerage firm and mailing them in the accompanying pre-addressed envelope.

How Proxies Work

The Board of Directors is asking for your proxy. By giving the Board your proxy, your shares will be voted at the Annual Meeting in the manner you direct. If you do not specify how you wish to vote your shares, your shares will be voted “FOR” the election of each of the Director nominees. Proxyholders will vote shares according to their discretion on any other matter properly brought before the Annual Meeting.

If for any reason any of the nominees for election as Director is unable or declines to serve as Director, discretionary authority may be exercised by the proxyholders to vote for substitutes proposed by the Board.

If the shares you own are held beneficially in street name by a bank or brokerage firm, such firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides to you. Under the rules of the New York Stock Exchange (the “NYSE”), if you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of non-discretionary items, the shares will be treated as “broker non-votes.”

How to Vote Your 401(k) Plan Shares

If you participate in the Company’s 401(k) Savings Plan or in the Company’s Hourly 401(k) Savings Plan, you may give voting instructions as to the number of shares of the Company’s common stock held in your account as of the Record Date to the trustee of the savings plan. You provide voting instructions to the trustee, Fidelity Management Trust Company, by completing and returning the proxy card accompanying this Proxy Statement. The trustee will vote your shares in accordance with your duly executed instructions received by 12:00 midnight on May 11, 2006. If you do not send instructions, the trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions.

You may also revoke voting instructions previously given to the trustee by 12:00 midnight on May 11, 2006, by filing either a written notice of revocation or a properly completed and signed proxy card bearing a later date with the trustee. Your voting instructions will be kept confidential by the trustee.

Quorum

In order to carry out the business of the Annual Meeting, there must be a quorum. This means that at least one-third (1/3) of the outstanding shares eligible to vote must be represented at the Annual Meeting, either by proxy or in person. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes present at the Annual Meeting for purposes of calculating whether a quorum is present.

Votes Needed

The Director nominees receiving the largest number of votes cast are elected, up to the maximum number of Directors fixed by the Board to be elected at the Annual Meeting. As a result, any shares not voted, whether by abstention, broker non-vote or otherwise, have no effect on the election of Directors, except to the extent that the failure to vote for a particular nominee may result in another nominee receiving a larger number of votes. Approval of any other matter properly brought before the Annual Meeting requires the affirmative vote of holders of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting. An abstention with respect to any other matter will have the effect of a vote against such proposal and broker non-votes will have no effect, as broker non-votes are not treated as shares entitled to vote.

Changing Your Vote

Shares of the Company’s common stock represented by proxy will be voted as directed unless the proxy is revoked. Any proxy may be revoked before it is exercised by sending to the Company’s Corporate Secretary an instrument revoking the proxy or a proxy bearing a later date. Any notice of revocation should be sent to: Graphic Packaging Corporation, 814 Livingston Court, Marietta, Georgia 30067, Attention: Corporate Secretary. Any proxy submitted over the Internet or by telephone may also be revoked by submitting a new proxy over the Internet or by telephone. A proxy is also revoked if the person who executed the proxy is present at the Annual Meeting and elects to vote in person.

Attending in Person

Only stockholders, their designated proxies and guests of the Company may attend the Annual Meeting. If your shares are held beneficially in street name, you must bring an account statement or letter from your brokerage firm or bank showing that you are the beneficial owner of shares of the Company’s common stock as of the Record Date in order to be admitted to the Annual Meeting.

SUMMARY OF MERGER WITH
GRAPHIC PACKAGING INTERNATIONAL CORPORATION

Pursuant to the Agreement and Plan of Merger dated March 25, 2003 among Riverwood Holding, Inc. (“Riverwood”), Riverwood Acquisition Sub LLC and Graphic Packaging International Corporation (“GPIC”), Riverwood and GPIC agreed to merge in a stock-for-stock transaction (the “Merger”). On August 8, 2003, the Merger was consummated and Riverwood issued approximately 83.4 million shares of common stock to former GPIC stockholders. Such former GPIC stockholders owned approximately 42% of the Company’s outstanding common stock immediately after the Merger.

CORPORATE GOVERNANCE MATTERS

The Company’s Board of Directors periodically reviews its governance policies, practices and procedures to ensure that the Company meets or exceeds the requirements of applicable laws and rules, including the Sarbanes-Oxley Act of 2002, the related rules and regulations of the Securities and Exchange Commission (the “SEC”) and the corporate governance listing standards of the NYSE. Below, in question and answer format, is a summary of certain of the Company’s corporate governance policies and practices.

Who are Graphic Packaging’s Directors?

The Board consists of Jeffrey H. Coors (who serves as Executive Chairman of the Board), John D. Beckett, G. Andrea Botta, Kevin J. Conway, William R. Fields, Stephen M. Humphrey, Harold R. Logan, Jr., John R. Miller and Robert W. Tieken.

How does Graphic Packaging determine which Directors are independent?

For these purposes, “independent” and “independence” have the meanings set forth under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, the rules and regulations adopted thereunder by the SEC, the NYSE’s corporate governance listing standards, and the Company’s Corporate Governance Guidelines, all as in effect from time to time. A Director will not qualify as independent unless the Board affirmatively determines that the Director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). In addition, in accordance with the Company’s Corporate Governance Guidelines, the Company will also apply the following standards in determining whether a Director is independent:

•	A Director who is an employee of the Company, or whose immediate family member serves as one of the Company’s executive officers, may not be deemed independent until three years after the end of such employment relationship.

•	A Director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than Board and committee fees and pension or other forms of deferred compensation for prior service, may not be deemed independent until three years after he or she ceases to receive more than $100,000 per year in such compensation. Compensation received by an immediate family member for service as one of the Company’s non-executive employees will not be considered in determining independence under this test.

•	A Director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, the Company’s present or former internal or external auditor may not be deemed independent until three years after the end of the affiliation or the employment or auditing relationship.

•	A Director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s current executive officers serve on that company’s compensation committee may not be deemed independent until three years after the end of such service or the employment relationship.

•	A Director who is an executive officer, general partner or employee, or whose immediate family member is an executive officer or general partner, of an entity that makes payments to, or receives payments from the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other entity’s consolidated gross revenues, may not be deemed independent until three years after falling below that threshold.

Applying these standards, the following six of the Company’s nine Directors are independent: Messrs. Beckett, Botta, Fields, Logan, Miller and Tieken. Messrs. Coors and Humphrey are not considered independent because they serve as executive officers of the Company and Mr. Conway is not considered independent because of his status as a principal of Clayton, Dubilier & Rice, Inc. (“CD&R”), an investment banking firm that provided certain services to the Company in connection with the Merger and manages Clayton, Dubilier & Rice Fund V Limited Partnership (the “CD&R Fund”), the holder of approximately 17% of the Company’s common stock.

The Company is a “controlled company,” as that term is defined in the NYSE’s corporate governance listing standards, because more than 50% of the Company’s voting power is held by a group of stockholders consisting of members of the Coors family and certain related trusts and foundations, the CD&R Fund and EXOR Group, S.A. (“EXOR”) and their respective affiliates. Please see “Certain Relationships and Related Transactions” below. As a “controlled company,” the Company is exempt from the requirements of Rule 303A of the NYSE Listed Company Manual with respect to having the Board be comprised of a majority of independent Directors and having the Compensation and Benefits Committee and Nominating and Corporate Governance Committee being composed solely of independent Directors.

How many times did Graphic Packaging’s Board of Directors meet last year?

The Board held seven meetings in 2005.

Did any of Graphic Packaging’s Directors attend fewer than 75% of the meetings of the Board and their assigned committees?

All of the Directors attended at least 75% of the meetings of the Board and their assigned committees during 2005.

What is Graphic Packaging’s policy on Director attendance at annual meetings of stockholders’?

Directors are expected to attend each annual meeting of stockholders, but are not required to do so. All of the Company’s Directors attended the 2005 annual meeting of stockholders, except for Mr. Martin D. Walker, who retired from the Board on June 30, 2005.

Do the non-management Directors of Graphic Packaging meet during the year in executive session?

Yes, the Company’s non-management Directors met separately at regularly scheduled executive sessions during 2005 and will continue to do so without any member of management being present. Mr. Miller, as the Chairman of the Nominating and Corporate Governance Committee, acted as presiding Director at each executive session during 2005.

Can stockholders and other interested parties communicate directly with the Directors of Graphic Packaging or with the non-management Directors of Graphic Packaging?

Yes. If you wish to communicate with the Board or any individual Director, you may send correspondence to Graphic Packaging Corporation, 814 Livingston Court, Marietta, Georgia 30067, Attention: Corporate Secretary. The Corporate Secretary will submit your correspondence to the Board, the appropriate committee or the appropriate Director, as applicable. You may also communicate directly with the presiding non-management Director of the Board or the non-management Directors as a group by sending correspondence to Graphic Packaging Corporation, 814 Livingston Court, Marietta, Georgia 30067, Attention: Presiding Director.

Does Graphic Packaging’s Board of Directors have any separately-designated standing committees?

The Board presently has three separately-designated standing committees: the Audit Committee, the Compensation and Benefits Committee and the Nominating and Corporate Governance Committee.

What does the Audit Committee do?

The Audit Committee is responsible for, among other things, assisting the Board in its oversight of:

•	the integrity of the Company’s financial statements;

•	compliance with legal and regulatory requirements;

•	systems of internal accounting and financial controls;

•	the performance of the annual independent audit of the Company’s financial statements;

•	the Company’s independent auditor’s qualifications and independence; and

•	the performance of the internal audit function.

The Audit Committee is also responsible for preparing the Report of the Audit Committee in conformity with the rules of the SEC to be included in the proxy statement for the annual meeting of stockholders.

Who are the members of the Audit Committee?

The current members of the Audit Committee are Messrs. Logan, Miller and Tieken, with Mr. Tieken serving as Chairman.

How many meetings did the Audit Committee have last year?

The Audit Committee held fifteen meetings during 2005.

Does Graphic Packaging have an Audit Committee Financial Expert?

Yes. The Board has examined the SEC’s definition of “audit committee financial expert” and has determined that each of Harold R. Logan, Jr., John R. Miller and Robert W. Tieken meet these standards and are each “independent directors,” as defined by Section 303A of the NYSE’s Listed Company Manual. Accordingly, Messrs. Logan, Miller and Tieken have each been designated by the Board as an audit committee financial expert.

What does the Compensation and Benefits Committee do?

The Compensation and Benefits Committee oversees the compensation and benefits of the Company’s management and employees and is responsible for, among other things:

•	reviewing and making recommendations as to the compensation of the President and Chief Executive Officer, the four other most highly-compensated executive officers and any other individuals whose compensation the Compensation and Benefits Committee anticipates may become subject to Section 162(m) of the Internal Revenue Code (the “Code”);

•	approving any equity compensation awards to those of the Company’s Directors who are employees and to other individuals who are “officers” for purposes of Section 16 of the Exchange Act; and

•	administering the Company’s short- and long-term incentive plans.

Who are the members of the Compensation and Benefits Committee?

The current members of the Compensation and Benefits Committee are Messrs. Beckett, Botta, Fields and Logan, with Mr. Beckett serving as Chairman. All of these directors are “independent directors,” as defined by Section 303A of the NYSE’s Listed Company Manual.

How many meetings did the Compensation and Benefits Committee have last year?

The Compensation and Benefits Committee held seven meetings during 2005.

What does the Nominating and Corporate Governance Committee do?

The Nominating and Corporate Governance Committee is responsible for, among other things, identifying qualified individuals for nomination to the Board and developing and recommending a set of corporate governance principles to the Board.

Who are the members of the Nominating and Corporate Governance Committee?

The current members of the Nominating and Corporate Governance Committee are Messrs. Beckett, Botta, Conway, Coors, Miller and Tieken, with Mr. Miller serving as Chairman. Messrs. Beckett, Botta, Miller and Tieken are each “independent directors,” as defined by Section 303A of the NYSE’s Listed Company Manual. As discussed above, Messrs. Conway and Coors are not “independent directors.”

How many meetings did the Nominating and Corporate Governance Committee hold last year?

The Nominating and Corporate Governance Committee held seven meetings during 2005.

Does Graphic Packaging have Corporate Governance Guidelines?

Yes, the Board has formally adopted Corporate Governance Guidelines to assure that it will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to assure that the Board is focused on increasing stockholder value. The Corporate Governance Guidelines set forth the practices the Board will follow with respect to Board composition and selection, Board meetings and involvement of senior management, CEO performance and succession planning, and Board committees and compensation. You may find a copy of the Corporate Governance Guidelines on the Company’s website at www.graphicpkg.com in the Investor Relations section under Corporate Governance.

Does Graphic Packaging have a code of ethics and conduct, and, if so, where can I find a copy?

Yes, the Board has formally adopted a Code of Business Conduct and Ethics, which applies to all of the Company’s employees, officers and Directors. A copy of the Code of Business Conduct and Ethics is available on the Company’s website at www.graphicpkg.com in the Investor Relations section under Corporate Governance.

Have the Board’s standing committees adopted charters and, if so, where can I find copies?

Yes, the Audit Committee, Compensation and Benefits Committee and Nominating and Corporate Governance Committee have each adopted charters, copies of which can be found on the Company’s website at www.graphicpkg.com in the Investor Relations section under Corporate Governance.

How can I obtain printed copies of the information described above?

The Company will provide printed copies of the charters of the Audit Committee, Compensation and Benefits Committee and Nominating and Corporate Governance Committee, as well as the Code of Business Conduct and Ethics and Corporate Governance Guidelines to any person without charge upon request.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Company’s Board of Directors has nine members divided evenly into three classes, with one class being elected each year for a three-year term. The three nominees standing for re-election as Class III Directors are: G. Andrea Botta, William R. Fields and Harold R. Logan, Jr.

If elected, each Class III nominee will serve three consecutive years with his term expiring in 2009, and until a successor is elected and qualified. The election of each nominee requires the affirmative vote of the holders of the plurality of the shares of the Company’s common stock cast in the election of Directors. If at the time of the Annual Meeting any of these nominees is unable or unwilling to serve as a Director for any reason, which is not expected to occur, the persons named as proxies will vote for such substitute nominee or nominees, if any, as shall be designated by the Board. See “Certain Relationships and Related Transactions — Stockholders Agreement” for information regarding rights that certain stockholders have to designate nominees for director and the obligations of certain stockholders to vote for certain nominees.

Set forth below is certain information furnished to the Company by the Director nominees and by each of the incumbent Directors whose terms will continue after the Annual Meeting. There are no family relationships among any directors or executive officers of the Company.

Information Concerning the Nominees

Class III Directors — Term to Expire in 2009

G. Andrea Botta, 52, has been a member of the Company’s Board and a member of the Boards of Directors of the Company’s subsidiaries GPI Holding, Inc. and Graphic Packaging International, Inc. since 1996. Mr. Botta is the President of Glenco LLC, a private investment company. From 1999 to January 2006, Mr. Botta served as a managing director of Morgan Stanley. Before joining Morgan Stanley, he was president of EXOR America, Inc. (formerly IFINT-USA, Inc.) from 1993 until September 1999 and for more than five years prior thereto, Vice President of Acquisitions of IFINT-USA, Inc.

William R. Fields, 56, has been a member of the Company’s Board and a member of the Board of Directors of the Company’s subsidiaries GPI Holding, Inc. and Graphic Packaging International, Inc. since July 2005. Mr. Fields is Chairman of Intersource Co., Ltd., a China-based sourcing and product development company. Prior to joining Intersource Co., Ltd. in 2005, Mr. Fields served as Chairman and Chief Executive Officer of Factory 2 U Stores for three years and as Chairman and Chief Executive Officer of APEC China Asset Management Ltd. from 1999 to 2002.

Harold R. Logan, Jr., 61, has been a member of the Company’s Board and the Boards of Directors of the Company’s subsidiaries GPI Holding, Inc. and Graphic Packaging International, Inc. since the closing of the Merger in 2003. From 2001 until the closing of the Merger, Mr. Logan served as one of the directors of GPIC. Mr. Logan is a director and Chairman of the Finance Committee of TransMontaigne, Inc., a transporter of refined petroleum products, and was a director, Executive Vice President, and Chief Financial Officer of TransMontaigne, Inc. from 1995 to 2002. Mr. Logan served as a director and Senior Vice President, Finance of Associated Natural Gas Corporation, a natural gas and crude oil company, from 1987 to 1994. He also serves as a director of Suburban Propane Partners, Hart Energy Publishing, LLC, The Houston Exploration Company and Rivington Capital Advisors LLC.

Information Concerning Continuing Directors

Class I Directors — Term to Expire in 2007

Jeffrey H. Coors, 61, has been the Company’s Executive Chairman and a member of the Company’s Board and the Boards of Directors of the Company’s subsidiaries GPI Holding, Inc. and Graphic Packaging International, Inc. since the closing of the Merger in 2003. Mr. Coors was Chairman of GPIC from 2000 and until the closing of the Merger, and was its Chief Executive Officer and President from GPIC’s formation in 1992 and until the closing of the Merger. Mr. Coors served as Executive Vice President of the Adolph Coors Company from 1991 to 1992 and as its President from 1985-1989, as well as at Coors Technology Companies as its President from 1989 to 1992.

Kevin J. Conway, 47, has been a member of the Company’s Board and a member of the Boards of Directors of the Company’s subsidiaries GPI Holding, Inc. and Graphic Packaging International, Inc. since 1995. Mr. Conway is a principal of CD&R, a New York-based private investment firm, a director of CD&R Investment Associates II, Inc. (“Associates II”), a Cayman Islands exempted company that is the managing general partner of CD&R Associates V Limited Partnership, a Cayman Islands exempted limited partnership (“Associates V”), the general partner of CD&R, and a limited partner of Associates V.

Robert W. Tieken, 66, has been a member of the Company’s Board and the Boards of Directors of the Company’s subsidiaries GPI Holding, Inc. and Graphic Packaging International, Inc. since September 2003. Mr. Tieken served as the Executive Vice President and Chief Financial Officer of The Goodyear Tire & Rubber Company from May 1994 to June 2004. From 1993 until May 1994, Mr. Tieken served as Vice President-Finance for Martin Marietta Corp.

Class II Nominees for Election as Directors — Term to Expire in 2008

John D. Beckett, 67, has been a member of the Company’s Board and the Boards of Directors of the Company’s subsidiaries GPI Holding, Inc. and Graphic Packaging International, Inc. since the closing of the Merger in 2003. From 1993 until the closing of the Merger, Mr. Beckett served as one of the directors of GPIC. He has been Chairman of the R. W. Beckett Corporation, a manufacturer of components for oil and gas heating appliances, since 1965 and from 1965 until 2001, Mr. Beckett also served as its President.

Stephen M. Humphrey, 61, has been the Company’s President and Chief Executive Officer, a member of the Company’s Board of Directors and a member of the Boards of Directors of the Company’s subsidiaries

GPI Holding, Inc. and Graphic Packaging International, Inc. since 1997. From 1994 through 1996, Mr. Humphrey was Chairman, President and Chief Executive Officer of National Gypsum Company, a manufacturer and supplier of building products and services. From 1981 until 1994, Mr. Humphrey was employed by Rockwell International Corporation, a manufacturer of electronic industrial, automotive products, telecommunications systems and defense electronics products and systems, where he held a number of key executive positions.

John R. Miller, 68, has been a member of the Company’s Board and a member of the Boards of Directors of the Company’s subsidiaries GPI Holding, Inc. and Graphic Packaging International, Inc. since 2002. Mr. Miller is Chairman of the Board of SIRVA, Inc., a global provider of moving and relocation services. He has been a director of Cambrex Corporation, a global diversified life science company since 1998, and since 1985, a director of Eaton Corporation, a global diversified industrial manufacturer. From 2000 to 2003, Mr. Miller served as Chairman, President and Chief Executive Officer of Petroleum Partners, Inc., a provider of outsourcing services to the petroleum industry. He formerly served as President and Chief Operating Officer of The Standard Oil Company and Chairman of the Federal Reserve Bank of Cleveland.

Directors Emeritus

William K. Coors and B. Charles Ames each serve on the Board as a Director Emeritus. In such capacity, they have the right to attend Board meetings and to receive copies of all written materials provided to the Board, but do not have any right to vote on any matter presented to the Board.

Compensation of Directors

Each Director who is not an officer or employee of the Company receives an annual cash retainer fee of $20,000, payable in quarterly installments. In addition, each non-employee Director receives $1,500 per Board meeting attended and $1,000 per committee meeting attended. The Audit Committee chairman and each of the other Committee chairmen receive a further retainer fee of $10,000 and $5,000, respectively, payable in equal quarterly installments. In addition to the retainers and meeting fees, each non-employee Director receives an annual grant of shares of restricted stock with a value of $40,000 on the date of grant. Non-employee Directors have the option to defer all or part of the cash and equity compensation payable to them in the form of phantom stock.

Directors who are officers or employees do not receive any additional compensation for serving as a Director. Pursuant to the terms of Mr. Conway’s employment with CD&R, he has assigned his right to receive compensation for his service as a Director to CD&R. The Company reimburses all Directors for reasonable and necessary expenses they incur in performing their duties as Directors.

Criteria for Potential Directors

The Company’s Board is responsible for selecting nominees for election as Directors by stockholders and for filling vacancies on the Board. The Nominating and Corporate Governance Committee is responsible for identifying and recommending to the Board individuals for nomination as members of the Board and its committees and, in this regard, reviewing with the Board on an annual basis the current skills, background and expertise of the members of the Board, as well as the Company’s future and ongoing needs. This assessment is used to establish criteria for identifying and evaluating potential candidates for the Board. However, as a general matter, the Nominating and Corporate Governance Committee seeks individuals who demonstrate:

•	the highest personal and professional integrity,

•	commitment to driving the Company’s success;

•	an ability to provide informed and thoughtful counsel on a range of issues; and

•	exceptional ability and judgment.

The Nominating and Corporate Governance Committee considers candidates recommended by its members and other Directors. The Nominating and Corporate Governance Committee will also consider whether to nominate any person recommended by a stockholder pursuant to the provisions of the Company’s By-Laws relating to stockholder nominations as described in “Stockholder Proposals and Nominations,” below. The Nominating and Corporate Governance Committee uses the same criteria to evaluate proposed nominees that are recommended by its members and other Directors as it does for stockholder-recommended nominees.

Board Recommendation

The Board believes that voting for each of the three nominees for Director selected by the Board is in the best interests of the Company and its stockholders. The Board recommends a vote “FOR” each of the three nominees for Director.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth the compensation paid to or earned by the Company’s Chief Executive Officer and the Company’s four other most highly paid executive officers (collectively, the “Named Executive Officers”) for the three fiscal years ended December 31, 2005.

Summary Compensation Table

								Long Term Compensation
								Awards
	Annual Compensation(1)							Restricted		Securities	Payouts	All
						Other Annual		Stock		Underlying	LTIP	Other
Name and Principal Position	Year	Salary ($)		Bonus ($)		Compensation ($)(2)		Units ($)		Options (#)	Payouts ($)	Compensation ($)

Stephen M. Humphrey	2005	1,000,000		500,000		208,823	(3)	—		—	—	—
President and Chief	2004	987,500		982,563		208,473	(3)	—		—	—	—
Executive Officer	2003	937,450		570,544		206,935	(3)	1,365,478	(4)(5)	228,150	—	—
Jeffrey H. Coors	2005	596,200		223,595		—		—		—	—	20,525	(6)
Executive Chairman	2004	573,500		427,974		—		—		—	—	20,325	(6)
	2003	220,238	(7)	370,185		—		1,543,672	(4)(8)	1,603,489	1,300,000	19,325	(6)
David W. Scheible	2005	525,000		196,901		111,625	(9)	—		—	—	10,925	(10)
Chief Operating Officer	2004	457,500		373,919		—		—		—	—	10,413	(10)
	2003	166,667	(11)	233,450		—		1,259,140	(4)(12)	163,710	1,125,000	8,787	(10)
Daniel J. Blount	2005	325,000		3,120,188	(13)	—		43,740	(14)	—	—	8,400	(15)
Senior Vice President	2004	325,000		200,000		—		—		—	—	—
and Chief Financial	2003	316,477		92,525		—		783,269	(16)	74,879	—	—
Officer
Donald W. Sturdivant	2005	354,167		123,938	(17)	—		—		—	—	9,436	(18)
Senior Vice President,	2004	308,333		259,250		—		—		—	—	9,038	(18)
Consumer Packaging	2003	125,000	(19)	149,588		92,734	(20)	966,103	(4)(21)	82,765	1,085,500	7,968	(18)
Division

(1)	In accordance with the rules of the SEC, the compensation set forth in the table does not include
(i) medical, dental, group life insurance, relocation or other benefits that are available to all salaried employees and (ii) certain perquisites and personal benefits that do not exceed the lesser of $50,000 or 10% of the Named Executive Officer’s salary and bonus shown in the table.

(2)	Except as otherwise noted, amounts shown consist of certain perquisites, none of which had a value exceeding 25% of the total value of all perquisites provided.

(3)	Includes $12,323, $11,973 and $10,435 of perquisites in 2005, 2004 and 2003, respectively, plus $196,500 in each year, which is the amount of interest that would have been paid on the $5.0 million non-interest bearing loan made to Mr. Humphrey, had such loan borne interest at 3.93% per annum, the applicable federal rate at the time the loan was extended. See “Certain Relationships and Related Transactions — Management Indebtedness” for additional information on the loan made to Mr. Humphrey in November 1999.

(4)	The value of the restricted stock units equals the number of such units granted, multiplied by the price of the Company’s common stock ($3.99) on August 8, 2003, the date of grant. One-third of these restricted stock units vest on each of the first three anniversaries of the date of grant, subject to the Named Executive Officer’s continuous employment. No dividend equivalents are payable with respect to the restricted stock units.

(5)	As of December 31, 2005, Mr. Humphrey held 228,150 restricted stock units with an aggregate market value of $520,182.

(6)	The amounts shown include (i) matching contributions on behalf of Mr. Coors to the Company’s 401(k) savings plan of $8,400, $8,200 and $7,200 in 2005, 2004 and 2003, respectively; and (ii) $12,125 for executive life insurance premiums paid by the Company in each of 2005, 2004 and 2003.

(7)	Mr. Coors was appointed Executive Chairman effective August 8, 2003.

(8)	As of December 31, 2005, Mr. Coors held 574,005 restricted stock units with an aggregate market value of $1,308,731.

(9)	Includes Mr. Scheible’s perquisite allowance of $28,500, car allowance of $15,000, and $39,921 of relocation benefits, together with $28,204 of related tax payments.

(10)	Amounts shown include (i) matching contributions on behalf of Mr. Scheible to the Company’s 401(k) savings plan of $8,400, $8,200 and $7,200 in 2005, 2004 and 2003, respectively, and (ii) $2,525, $2,213 and $1,587 for executive life insurance premiums paid by the Company in 2005, 2004 and 2003, respectively.

(11)	Mr. Scheible was appointed as Executive Vice President, Commercial Operations effective August 8, 2003.

(12)	As of December 31, 2005, Mr. Scheible held 315,574 restricted stock units with an aggregate market value of $719,509.

(13)	Includes $3,075,000 paid to Mr. Blount as a special bonus for achieving certain integration goals following the Merger (the “Integration Award”), and a discretionary bonus of $45,188 for 2005.

(14)	The value of the restricted stock units equals the number of such units granted, multiplied by the Company’s common stock price ($4.86) on March 16, 2005, the date of grant. One third of these restricted stock units vest on each of the first three anniversaries of the date of grant, and they are payable two years thereafter following a mandatory holding period. No dividend equivalents are payable with respect to the restricted stock units. As of December 31, 2005, Mr. Blount held 171,504 restricted stock units with an aggregate market value of $391,029.

(15)	The amount shown represents a matching contribution on behalf of Mr. Blount to the Company’s 401(k) savings plan.

(16)	The value of the restricted stock units equals the number of such units granted, multiplied by the price of the Company’s common stock ($4.82) on October 6, 2003, the date of grant. One-third of these restricted stock units vest on August 8, 2004, one-third on August 8, 2005 and one-third on August 8, 2006, subject to Mr. Blount’s continued employment. No dividend equivalents are payable with respect to the restricted stock units.

(17)	In addition to the amount shown, Mr. Sturdivant was awarded an additional $123,938 retention bonus payable on March 1, 2007 if Mr. Sturdivant continues to be employed by the Company through such date.

(18)	The amounts shown include (i) matching contributions on behalf of Mr. Sturdivant to the Company’s 401(k) savings plan of $8,400, $8,200 and $7,200 in 2005, 2004 and 2003, respectively, and (ii) $1,036, $838 and $768 for executive life insurance premiums paid by the Company in 2005, 2004 and 2003, respectively.

(19)	Mr. Sturdivant was appointed Senior Vice President Universal Packaging Division effective August 8, 2003.

(20)	Includes Mr. Sturdivant’s perquisite allowance of $28,500, a car allowance of $15,000 and $49,234 of relocation benefits.

(21)	As of December 31, 2005, Mr. Sturdivant held 242,131 restricted stock units with an aggregate market value of $552,059.

Option/Stock Appreciation Rights Grants in 2005

During 2005, none of the Named Executive Officers received grants of stock options or stock appreciation rights.

Aggregated Option Exercises in 2005 and Fiscal Year-End Option Values

None of the Named Executive Officers exercised any options during 2005. The following table provides information concerning the unexercised options held by each of the Named Executive Officers on December 31, 2005.

			Number of Securities			Value of Unexercised
	Shares	Value	Underlying Unexercised			In-the-Money Options at
	Acquired on	Realized	Options at Fiscal Year-End			Fiscal Year-End ($)(1)
Name	Exercise (#)	($)	Exercisable		Unexercisable(2)	Exercisable	Unexercisable(2)

Stephen M. Humphrey	—	—	6,798,186	(3)	0	0	0
Jeffrey H. Coors	—	—	1,603,489		0	215,250	0
David W. Scheible	—	—	163,710		0	0	0
Daniel J. Blount	—	—	189,304		0	0	0
Donald W. Sturdivant	—	—	82,765		0	0	0

(1)	The dollar amounts set forth under this heading are calculated based on a price of $2.28 per share, the closing price of the Company’s common stock on December 30, 2005 (the last trading day of the year) on the NYSE.

(2)	On December 8, 2005, the vesting of all of the unvested stock options granted to employees of the Company was accelerated so that such options vested immediately. This action affected 1,253,112 stock options granted to Mr. Humphrey and 24,960 stock options granted to Mr. Blount and was done to save the Company approximately $3.2 million of compensation expense after January 2006 when Statement of Financial Accounting Standards No. 123R, Accounting for Stock-Based Compensation, becomes effective and requires the expensing of all unvested stock options.

(3)	On July 19, 2005, the Compensation and Benefits Committee approved the amendment of certain stock option agreements covering options granted to employees of the Company during 1996 and 1997. The amendment (i) extended the termination date by three years for a maximum 13-year term and (ii) increased the time period after retirement to exercise such options to a maximum of three years (not to exceed the 13-year term). This action affected 1,081,675 stock options previously granted to Mr. Humphrey.

Pension Plans

Employees Retirement Plan.  All U.S. salaried employees who satisfy the service eligibility criteria and who are not participants in the GPIC Retirement Plan (as defined below) are participants in the Riverwood International Employees Retirement Plan (the “Employees Retirement Plan”). Pension benefits under this plan are limited in accordance with the provisions of the Code governing tax-qualified pension plans. The Company also maintains the Supplemental Plan for participants in the Employees Retirement Plan that provides for payment to participants of retirement benefits equal to the excess of the benefits that would have been earned by each participant had the limitations of the Code not applied to the Employees Retirement Plan and the amount actually earned by such participant under such plan. Messrs. Coors, Humphrey, Scheible, Blount and Sturdivant are each eligible to participate in these pension plans. Benefits under the Supplemental Plan are not pre-funded; such benefits are paid by the Company or through the retirement plan through a qualified supplemental employee’s retirement plan.

The Pension Plan Table below sets forth the estimated annual benefits payable upon retirement, including amounts attributable to the Supplemental Plan, for specified five-year average remuneration levels and years of service.

Pension Plan Table

	Years of Service
Remuneration	5	10	15	20	25	30	35	40

$ 125,000	7,914	15,828	23,742	31,657	39,571	47,485	55,399	63,712
$ 150,000	9,664	19,328	28,992	38,657	48,321	57,985	67,649	77,624
$ 175,000	11,414	22,828	34,242	45,657	57,071	68,485	79,899	91,537
$ 200,000	13,164	26,328	39,492	52,657	65,821	78,985	92,149	105,449
$ 225,000	14,914	29,828	44,742	59,657	74,571	89,485	104,399	119,362
$ 250,000	16,664	33,328	49,992	66,657	83,321	99,985	116,649	133,274
$ 275,000	18,414	36,828	55,242	73,657	92,071	110,485	128,899	147,189
$ 300,000	20,164	40,328	60,492	80,657	100,821	120,985	141,149	161,099
$ 400,000	27,164	54,328	81,492	108,657	135,821	162,985	190,149	216,749
$ 500,000	34,164	68,328	102,492	136,657	170,821	204,985	239,149	272,399
$ 600,000	41,164	82,328	123,492	164,657	205,821	246,985	288,149	328,049
$ 700,000	48,164	96,328	144,492	192,657	240,821	288,985	337,149	383,699
$ 800,000	55,164	110,328	165,492	220,657	275,821	330,985	386,149	439,349
$ 900,000	62,164	124,328	186,492	248,657	310,821	372,985	435,149	494,999
$1,000,000	69,164	138,328	207,492	276,657	345,821	414,985	484,149	550,649
$1,100,000	76,164	152,328	228,492	304,657	380,821	456,985	533,149	606,299
$1,200,000	83,164	166,328	249,492	332,657	415,821	498,985	582,149	661,949
$1,300,000	90,164	180,328	270,492	360,657	450,821	540,985	631,149	717,599
$1,400,000	97,164	194,328	291,492	388,657	485,821	582,985	680,149	773,249
$1,500,000	104,164	208,328	312,492	416,657	520,821	624,985	729,149	828,899
$1,600,000	111,164	222,328	333,492	444,657	555,821	666,985	778,149	884,549
$1,700,000	118,164	236,328	354,492	472,657	590,821	708,985	827,149	940,199
$1,800,000	125,164	250,328	375,492	500,657	625,821	750,985	876,149	995,849
$1,900,000	132,164	264,328	396,492	528,657	660,821	792,985	925,149	1,051,499
$2,000,000	139,164	278,328	417,492	556,657	695,821	834,985	974,149	1,107,149

Annual remuneration, defined as “Salary” in the Employees Retirement Plan, includes annual salary paid, amounts paid as bonuses under the annual incentive compensation plan and Mr. Blount’s Integration Award, but excludes payments under any equity incentive plan or long-term incentive plan, all of which are disclosed in the Summary Compensation Table. Had Messrs. Coors, Humphrey, Scheible, Blount and Sturdivant retired as of December 31, 2005, their respective five-year average remuneration, for purposes of the table set forth above, would have been as follows: Jeffrey H. Coors, $641,703; Stephen M. Humphrey, $1,398,733; David W. Scheible, $503,283; Daniel J. Blount, $1,048,006; and Donald W. Sturdivant, $339,356.

On December 31, 2005, Messrs. Coors, Humphrey, Scheible, Blount and Sturdivant had the following completed years of credited service under the retirement plan: Jeffrey H. Coors, 37; Stephen M. Humphrey, 8; David W. Scheible, 6; Daniel J. Blount, 7; and Donald W. Sturdivant, 6. Estimated benefits have been calculated on the basis of a straight-life annuity form of payment and are not subject to a reduction to reflect the payment of Social Security benefits or other offset amounts. The years of service calculated for Messrs. Coors, Scheible and Sturdivant include years of service credited under the GPIC Retirement Plan described below. Messrs. Coors, Scheible and Sturdivant participated in the GPIC Retirement Plan until January 1, 2005 when they were transferred into the Employees Retirement Plan.

Supplemental Executive Pension Plan.  In April 2006, the Company established the Graphic Packaging International, Inc. Supplemental Executive Pension Plan for Mr. Humphrey. Pursuant to this plan, Mr. Humphrey receives a benefit equal to the amount that he would be paid for an additional 22 years of service under the Employees Retirement Plan described above, up to a maximum of $5,000,000. Such benefit is to be paid in a lump sum payment on March 31, 2007, if Mr. Humphrey continues to be employed by the Company or one of its affiliates through such date. The benefit payable under the plan is not pre-funded and the plan is intended to be a nonqualified, deferred compensation plan. The benefit payable under this plan is not included in the pension plan table set forth above.

GPIC Retirement Plan.  The Company’s U.S. salaried employees who (i) were previously employed by GPIC, (ii) satisfy the service eligibility criteria and (iii) do not participate in the Employees Retirement Plan participate in the Graphic Packaging Retirement Plan (the “GPIC Retirement Plan”). Pension benefits under the GPIC Retirement Plan are limited in accordance with the provisions of the Code governing tax qualified pension plans. GPIC also maintained the Graphic Packaging Excess Benefit Plan (formerly the ACX Technologies, Inc. Excess Benefit Plan) and the Graphic Packaging Supplemental Retirement Plan (formerly the ACX Technologies, Inc. Supplemental Retirement Plan) that provided the benefits that were not payable from the qualified retirement plan because of limitations under the Code. None of the Company’s Named Executive Officers participated in the GPIC Retirement Plan during 2005.

Equity Compensation Plan Information

The following table provides information as of December 31, 2005, with respect to the Company’s compensation plans under which equity securities are authorized for issuance:

	(a)	(b)	(c)
	Number of Securities	Weighted-	Number of Securities Remaining
	to be Issued Upon	Average	Available for Future Issuance
	Exercise of	Exercise Price of	Under Equity Compensation
	Outstanding Options,	Outstanding Options,	Plans (Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column(a))

Equity compensation plans approved by stockholders(1)	19,532,852 (2)	$6.84 (3)	15,169,861
Equity compensation plans not approved by stockholders	—	—	—
Total	19,532,852 (2)	$6.84 (3)	15,169,861

(1)	These plans are the Graphic Packaging Corporation 2004 Stock and Incentive Compensation Plan (the “2004 Plan”), the 2003 Riverwood Holding, Inc. Long-Term Incentive Plan, the 2003 Riverwood Holding, Inc. Directors Stock Incentive Plan, the Riverwood Holding, Inc. 2002 Stock Incentive Plan, the Riverwood Holding, Inc. Supplemental Long-Term Incentive Plan, the 1996 SIP, the Graphic Packaging Equity Incentive Plan, and the Graphic Packaging Equity Compensation Plan for Non-Employee Directors. With the exception of the 2004 Plan, each of these plans has been amended to provide that no additional awards will be granted thereunder.

(2)	Includes an aggregate of 15,944,338 stock options, 3,557,413 restricted stock units and 31,101 shares of phantom stock.

(3)	Weighted-average exercise price of outstanding options; excludes restricted stock units and shares of phantom stock.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND
CHANGE IN CONTROL ARRANGEMENTS

Employment Agreement with Stephen M. Humphrey

The Company has an employment agreement dated March 25, 2003, with its President and Chief Executive Officer, Stephen M. Humphrey. The agreement has a term of four years and provides that Mr. Humphrey will serve as President and Chief Executive Officer of the Company and its subsidiaries, GPI Holding, Inc. and Graphic Packaging International, Inc.

Pursuant to this agreement, Mr. Humphrey’s base salary was $950,000 from April 1, 2003 to March 31, 2004, and increased to no less than $1,000,000 per year thereafter. On April 7, 2006, the Board of Directors approved an increase in Mr. Humphrey’s base salary to $1,050,000 per year, retroactive to November 1, 2005. During the employment term, Mr. Humphrey is eligible for an annual target bonus of 100% of base salary (with a maximum annual bonus opportunity equal to 200% of base salary) and welfare benefits including life, medical, dental, accidental death and dismemberment, business travel accident, prescription drug and disability insurance. Mr. Humphrey is also eligible to participate in all of the profit sharing, pension, retirement, deferred compensation and savings plans applicable to the Company’s executive officers.

If Mr. Humphrey’s employment is terminated without cause or he terminates his employment for good reason, Mr. Humphrey will be entitled to receive (in addition to accrued amounts of salary, bonus and other compensation) the following severance benefits:

•	base salary for the shorter of the remainder of the employment term or three years;

•	a pro rata bonus for the year in which his employment is terminated, provided that applicable performance objectives have been achieved;

•	continued life, medical, dental, accidental death and dismemberment and prescription drug insurance benefits for as long as base salary is paid; and

•	reimbursement for outplacement and career counseling services in an amount not to exceed the lesser of $25,000 or 20% of base salary.

A termination is for “cause” under Mr. Humphrey’s agreement if it is due to Mr. Humphrey’s:

•	willful failure substantially to perform his duties (other than due to physical or mental illness) or other willful and material breach of any of his obligations under the agreement, after a demand for substantial performance is delivered and a reasonable opportunity to cure is given;

•	engaging in willful and serious misconduct that has caused or would reasonably be expected to result in material injury to the Company or its affiliates; or

•	conviction of, or entering a plea of nolo contendere to, a felony.

A termination is for “good reason” under Mr. Humphrey’s agreement if it is within 30 days of any of the following:

•	the assignment of duties that are significantly different from and that result in a substantial diminution of his duties at the commencement of the employment term;

•	the Company’s failure to require a successor to assume the agreement;

•	a reduction in his base salary; or

•	the Company’s breach of any of its obligations under the agreement, the option agreement with Mr. Humphrey or any other incentive award agreement granted to Mr. Humphrey.

Upon his retirement, Mr. Humphrey will be entitled to a supplemental retirement benefit equal to the difference between the benefits provided under the Employees Retirement Plan and Supplemental Pension Plan and the benefits he would have received under such plans if he had ten years of service with the Company. Mr. Humphrey will not receive this benefit if his employment is terminated due to death, disability or cause, or if he terminates his employment without good reason or retires before the end of the employment term.

In addition to this supplemental retirement benefit, Mr. Humphrey will receive a benefit equal to the amount he would be paid for an additional 22 years of service under the Employees Retirement Plan, up to a maximum of $5,000,000. Such benefit is to be paid in a lump sum payment on March 31, 2007, if Mr. Humphrey continues to be employed by the Company or one of its affiliates through such date.

The agreement also amends the vesting schedule of special performance options granted to Mr. Humphrey under a Management Stock Option Agreement dated January 1, 2002. Pursuant to the terms of his employment agreement, one-third of the special performance options granted under the option agreement vested one-third on August 8, 2003 and on August 8, 2005. The remainder will vest on August 8, 2006.

Pursuant to the terms of his employment agreement, 1,140,750 of the unvested performance options granted to Mr. Humphrey under stock incentive plans were exchanged for 228,150 new stock options and 342,225 restricted units. One-third of these options and restricted units, as well as the other unvested performance options held by Mr. Humphrey, vested on August 8, 2004 and August 8, 2005. The remainder will vest on August 8, 2006.

The agreement also provides that Mr. Humphrey may not work for a competitor of the Company for a period of one year after his employment is terminated or the end of his severance period, whichever is later. Mr. Humphrey is also prohibited from soliciting employees of the Company for three years after his termination.

Employment Agreement with Jeffrey H. Coors

Jeffrey H. Coors, who was GPIC’s President and Chief Executive Officer, entered into an employment agreement with GPIC dated March 25, 2003. Under Mr. Coors’ employment agreement, he serves as the Company’s Executive Chairman and as the Executive Chairman of the Company’s subsidiaries, GPI Holding, Inc. and Graphic Packaging International, Inc. The agreement has a term of three years beginning on August 8, 2003 and provides for an annual base salary of $555,000, which salary will be reviewed annually.

Under the terms of his agreement, Mr. Coors participates in short-term incentive plans existing from time to time and other incentive plans, in each case as determined by the Compensation and Benefits Committee. He also participates in savings and retirement plans and welfare benefit plans sponsored by the Company. In connection with the Merger, on August 8, 2003, Mr. Coors received the following compensation and benefits from GPIC:

•	all cash target amounts under GPIC’s long-term incentive plans that were not previously paid or had not expired, regardless of whether the performance targets for those plans had been achieved;

•	the conversion of certain options previously granted under GPIC’s equity incentive plan or long-term incentive plans, which options were immediately exercisable and will remain exercisable until August 8, 2013; and

•	restricted stock units representing the right to receive shares of the Company’s common stock, one-third of which vested on August 8, 2004 and August 8, 2005. The remainder will vest August 8, 2006. However, the restricted shares vest in full immediately if: (1) Mr. Coors’ employment is terminated without cause, due to death, disability or retirement, or he terminates employment for good reason; or (2) upon a change of control.

Pursuant to these provisions, Mr. Coors received a cash payment of approximately $1.1 million and options worth approximately $0.4 million (based on the difference between the exercise price of the option and GPIC’s common stock price of $3.99 per share on August 8, 2003), and 386,885 shares of GPIC restricted stock were converted into restricted stock units convertible into shares of the Company’s common stock.

If, during the term of his employment agreement, the Company terminates the employment of Mr. Coors without cause or Mr. Coors terminates his employment for good reason, he would be entitled to receive (in addition to accrued amounts of salary, bonus and other compensation), the following amounts and benefits:

•	the greater of the amount of his highest bonus under the Company’s bonus plan, or any comparable bonus under any predecessor or successor plan, for the last three full fiscal years, and the annual bonus paid or payable to him under the Company’s short-term incentive plan or plans;

•	a lump sum in cash equal to three times:

–	his highest annual base salary for any of the past three years;

–	an amount equal to his highest base salary during any of the past three years multiplied by the highest percentage payout of bonus under a short-term incentive plan paid or accrued during any of the past three years; and

–	the highest one-year cash equivalent amount of fringe benefits paid in any of the past three years;

•	any benefits due under any supplemental executive retirement plan in accordance with the provisions of the plan, with the amount of benefits to be adjusted to reflect five additional years of service and five additional years of age (with such additional years of service to decrease by one for each year of employment following the merger);

•	welfare benefits for him and his family for three years or, if earlier, until he receives such benefits through subsequent employment; and

•	outplacement services for one year (with a cost not to exceed $15,000).

For purposes of Mr. Coors’ employment agreement, a termination is for “cause” if it is due to Mr. Coors’:

•	willful and continued failure to perform substantially his duties (other than due to physical or mental illness), after a written demand for substantial performance is delivered; or

•	willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

For purposes of Mr. Coors’ employment agreement, a termination is for “good reason” if it is within 90 days of any of the following and without Mr. Coors’ consent:

•	material diminution of his title, responsibilities and duties;

•	failure to pay compensation;

•	failure to pay the gross-up described below;

•	purported termination of employment otherwise than as expressly permitted by the agreement; or

•	mandatory relocation, other than in connection with a promotion, of Mr. Coors’ principal office to a location more than 35 miles from the location of such office on August 8, 2003.

If any payments that resulted from the Merger or from the termination of Mr. Coors’ employment without cause or for good reason constitute an excess parachute payment (as defined under Section 280G(b)(2) of the Code), he is entitled to receive a full gross-up payment to compensate him for the amount of the tax owed.

Under the terms of his employment agreement, Mr. Coors is prohibited from engaging in any of the following activities, both during the term of his employment with the Company and for a period of two years thereafter if his employment is terminated for any reason before the end of the three-year term:

•	directly or indirectly owning, managing, operating, lending money to or participating in the ownership, management, operation or control of, or serving as a director, officer, employee, partner, consultant, agent or independent contractor with a business or organization in the printing and packaging business in a capacity that assists such competitor in a material respect in the printing and packaging business in the geographic areas where the Company or any of its subsidiaries or affiliates operate;

•	owning a controlling interest in a business that competes in a material respect in the printing or packaging business in the geographic areas where the Company or any of its subsidiaries or affiliates operate; or

•	soliciting or interfering with the Company’s suppliers, customers or employees or any of its subsidiaries or affiliates.

The employment agreement provides, however, that Mr. Coors will not be in violation of the foregoing by virtue of the fact that he owns 5% or less of the outstanding common stock of a corporation, if such stock is listed on a national securities exchange, is reported on NASDAQ or is regularly traded in the over-the-counter market.

Employment Agreement with David W. Scheible

David W. Scheible, who was GPIC’s Chief Operating Officer entered into an employment agreement with GPIC dated as of March 25, 2003. Under Mr. Scheible’s agreement, he served as the Executive Vice President of Commercial Operations until his promotion to Chief Operating Officer of the Company and its subsidiaries, GPI Holding, Inc. and Graphic Packaging International, Inc., effective October 1, 2004. The employment agreement has a term of three years beginning August 8, 2003 and provides for an annual base salary of $420,000, which salary will be reviewed annually.

Under the terms of the agreement, Mr. Scheible participates in short-term incentive plans existing from time to time and other incentive plans, in each case as determined by the Compensation and Benefits Committee at a level commensurate with other similarly situated executives of the Company. He also participates in savings and retirement plans and welfare benefit plans sponsored by the Company.

In connection with the Merger, on August 8, 2003, Mr. Scheible received the following compensation and benefits from GPIC:

•	all cash target amounts under GPIC’s long-term incentive plans that were not previously paid or had not expired, regardless of whether the performance targets for those plans had been achieved;

•	the conversion of certain options previously granted under GPIC’s equity incentive plan or long-term incentive plans, which options were immediately exercisable and will remain exercisable until August 8, 2013; and

•	restricted stock units representing the right to receive shares of the Company’s common stock, one-third of which vested on August 8, 2004 and August 8, 2005. The remainder will vest on August 8, 2006. However, the restricted shares vest in full immediately if: (1) Mr. Scheible’s employment is terminated without cause, due to death, disability or retirement, or he terminates employment for good reason; or (2) upon a change of control.

Pursuant to these provisions, Mr. Scheible received a cash payment of approximately $875,000 and 413,710 options worth approximately $606,875 (based on the difference between the exercise price of the option and GPIC’s common stock price of $3.99 per share on August 8, 2003), and 315,574 shares of GPIC restricted stock were converted into restricted stock units convertible into shares of the Company’s common stock.

If, during the term of his employment agreement the Company terminates the employment of Mr. Scheible without cause or Mr. Scheible terminates his employment for good reason, Mr. Scheible would be entitled to receive (in addition to accrued amounts), the following amounts and benefits:

•	the greater of the amount of his highest bonus under the Company’s bonus plan, or any comparable bonus under any predecessor or successor plan, for the last three full fiscal years, and the annual bonus paid or payable to him under the Company’s short-term incentive plan or plans;

•	a lump sum in cash equal to three times:

–	his highest annual base salary for any of the past three years;

–	an amount equal to his highest base salary during any of the past three years multiplied by the highest percentage payout of bonus under a short-term incentive plan paid or accrued during any of the past three years; and

–	the highest one-year cash equivalent amount of fringe benefits paid in any of the past three years;

•	any benefits due under any supplemental executive retirement plan in accordance with the provisions of the plan, with the amount of benefits to be adjusted to reflect five additional years of service and five additional years of age (with such additional years of service to decrease by one for each year of employment following the merger);

•	welfare benefits for him and his family for three years or, if earlier, until he receives such benefits through subsequent employment; and

•	outplacement services for one year (with a cost not to exceed $15,000).

For purposes of Mr. Scheible’s employment agreement, a termination is for “cause” if it is due to Mr. Scheible’s:

•	willful and continued failure to perform substantially his duties (other than due to physical or mental illness), after a written demand for substantial performance is delivered; or

•	willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

For purposes of Mr. Scheible’s employment agreement, a termination is for “good reason” if it is within 90 days of any of the following and without Mr. Scheible’s consent:

•	material diminution of his title, responsibilities and duties;

•	failure to pay compensation;

•	failure to pay the gross-up described below;

•	purported termination of employment otherwise than as expressly permitted by the agreement; or

•	mandatory relocation, other than in connection with a promotion, of Mr. Scheible’s principal office to a location more than 35 miles from the location of such office on August 8, 2003.

If any payments that resulted from the Merger or from the termination of Mr. Scheible’s employment without cause or for good reason constitute an excess parachute payment (as defined under Section 280G(b)(2) of the Code), he is entitled to receive a full gross-up payment to compensate him for the amount of the tax owed.

Under the terms of his employment agreement, Mr. Scheible is prohibited from engaging in any of the following activities, both during the term of his employment with the Company and for a period of two years thereafter if his employment with the Company is terminated for any reason before the end of the three-year term:

•	directly or indirectly owning, managing, operating, lending money to or participating in the ownership, management, operation or control of, or serving as a director, officer, employee, partner, consultant, agent or independent contractor with a business or organization in the printing and packaging business in a capacity that assists such competitor in a material respect in the printing and packaging business in the geographic areas where the Company or any of its subsidiaries or affiliates operate;

•	owning a controlling interest in a business that competes in a material respect in the printing or packaging business in the geographic areas where the Company or any of its subsidiaries or affiliates operate; or

•	soliciting or interfering with the Company’s suppliers, customers or employees or any of its subsidiaries or affiliates.

The employment agreement provides, however, that Mr. Scheible will not be in violation of the foregoing by virtue of the fact that he owns 5% or less of the outstanding common stock of a corporation, if such stock is listed on a national securities exchange, is reported on NASDAQ or is regularly traded in the over-the-counter market.

Employment Agreement with Daniel J. Blount

The Company entered into a new Employment Agreement with Daniel J. Blount effective November 30, 2005. Pursuant to such agreement, Mr. Blount will continue to serve as the Company’s Senior Vice President and Chief Financial Officer. The agreement has an initial term of one year, and then automatically extends upon the same terms and conditions for an additional term of one year, unless the Company provides written notice of its desire not to extend the agreement at least 180 days prior to the expiration of the then current term.

The agreement provides for a minimum base salary of $325,000 and for Mr. Blount’s participation in the Company’s incentive compensation programs for senior executives at a level commensurate with his position and duties with the Company and based on such performance targets as may be established from time to time by the Company’s Board of Directors or a Committee thereof. For fiscal 2006, Mr. Blount’s target bonus opportunity is set at 70% of his base salary.

In the event that the Company terminates Mr. Blount’s employment without cause or Mr. Blount terminates his employment for good reason, the agreement provides for severance of:

•	base salary and welfare benefits for a period ending on the first anniversary of the date of termination;

•	a pro-rata incentive bonus for the year in which termination occurs, assuming that all performance targets had been achieved as of the date of termination;

•	the amount, if any, payable under the terms of any severance plan, policy or program in effect on the date of termination; and

•	outplacement and career counseling services with a value not in excess of the lesser of $25,000 and 20% of Mr. Blount’s base salary.

The agreement also provides that Mr. Blount may not work for a competitor of the Company for a period of one year after his employment terminates or the end of his severance period, whichever is later. Mr. Blount is also prohibited from (i) employing or soliciting employees of the Company for employment, (ii) interfering with the Company’s relationship with its employees or (iii) soliciting or attempting to establish any competitive business relationship with a customer, client or distributor of the Company for a period of one year after termination of employment or the end of his severance period, whichever is later.

Employment Agreement with Donald W. Sturdivant

Donald W. Sturdivant, who was the President of GPIC’s Universal Packaging Division, entered into an employment agreement with GPIC dated as of March 25, 2003. Under Mr. Sturdivant’s agreement, he served as Senior Vice President, Universal Packaging Division until January 2006, when he assumed broader responsibilities as the Senior Vice President, Consumer Packaging Division. The employment agreement has a term of three years beginning August 8, 2003 and provides for an annual base salary of $300,000, which will be reviewed annually.

Under the terms of the agreement, Mr. Sturdivant participates in short-term incentive plans existing from time to time at a level commensurate with other similarly situated executives of the Company. After August 8, 2006, Mr. Sturdivant will also be eligible to participate in other incentive plans existing from time to time at a level commensurate with other similarly situated executives. He also participates in savings and retirement plans and welfare benefit plans sponsored by the Company.

In connection with the Merger, on August 8, 2003, Mr. Sturdivant received the following compensation and benefits from GPIC:

•	all cash target amounts under GPIC’s long-term incentive plans that were not previously paid or had not expired, regardless of whether the performance targets for those plans had been achieved;

•	the conversion of certain options previously granted under GPIC’s equity incentive plan or long-term incentive plans, which options were immediately exercisable and will remain exercisable until August 8, 2013; and

•	restricted stock units representing the right to receive shares of the Company’s common stock, one-third of which vested on August 8, 2004 and August 8, 2005, with the remainder vesting in equal increments on August 8, 2006. However, the restricted shares vest in full immediately if (1) Mr. Sturdivant’s employment is terminated without cause, due to death, disability or retirement, or he terminates employment for good reason; or (2) upon a change of control.

Pursuant to these provisions, Mr. Sturdivant received a cash payment of approximately $600,000 and 200,000 options worth approximately $485,500 (based on the difference between the exercise price of the option and GPIC’s common stock price of $3.99 per share on August 8, 2003), and 242,131 shares of GPIC restricted stock were converted into restricted stock units convertible into shares of the Company’s common stock.

If, during the term of his employment agreement the Company terminates the employment of Mr. Sturdivant without cause or Mr. Sturdivant terminates his employment for good reason, Mr. Sturdivant would be entitled to receive (in addition to accrued amounts), the following amounts and benefits:

•	the greater of the amount of his highest bonus under the Company’s bonus plan, or any comparable bonus under any predecessor or successor plan, for the last three full fiscal years, and the annual bonus paid or payable to him under the Company’s short-term incentive plan or plans;

•	a lump sum in cash equal to two times:

–	his highest annual base salary for any of the past three years;

–	an amount equal to his highest base salary during any of the past three years multiplied by the highest percentage payout of bonus under a short-term incentive plan paid or accrued during any of the past three years; and

–	the highest one-year cash equivalent amount of fringe benefits paid in any of the past three years;

•	welfare benefits for him and his family for two years or, if earlier, until he receives such benefits through subsequent employment; and

•	outplacement services for one year (with a cost not to exceed $15,000).

For purposes of Mr. Sturdivant’s employment agreement, a termination is for “cause” if it is due to Mr. Sturdivant’s:

•	willful and continued failure to perform substantially his duties (other than due to physical or mental illness), after a written demand for substantial performance is delivered; or

•	willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

For purposes of Mr. Sturdivant’s employment agreement, a termination is for “good reason” if it is within 90 days of any of the following and without Mr. Sturdivant’s consent:

•	material diminution of his title, responsibilities and duties;

•	failure to pay compensation;

•	failure to pay the gross-up described below;

•	purported termination of employment otherwise than as expressly permitted by the agreement; or

•	mandatory relocation, other than in connection with a promotion, of Mr. Sturdivant’s principal office to a location more than 35 miles from the location of such office on August 8, 2003.

If any payments that resulted from the Merger or from the termination of Mr. Sturdivant’s employment without cause or for good reason constitute an excess parachute payment (as defined under Section 280G(b)(2) of the Code), he is entitled to receive a full gross-up payment to compensate him for the amount of the tax owed.

Under the terms of his employment agreement, Mr. Sturdivant is prohibited from engaging in any of the following activities, both during the term of his employment with the Company and for a period of two years thereafter if his employment with the Company is terminated for any reason before the end of the three-year term:

•	directly or indirectly owning, managing, operating, lending money to or participating in the ownership, management, operation or control of, or serving as a director, officer, employee, partner, consultant, agent or independent contractor with a business or organization in the printing and packaging business in a capacity that assists such competitor in a material respect in the printing and packaging business in the geographic areas where the Company or any of its subsidiaries or affiliates operate;

•	owning a controlling interest in a business that competes in a material respect in the printing or packaging business in the geographic areas where the Company or any of its subsidiaries or affiliates operate; or

•	soliciting or interfering with the Company’s suppliers, customers or employees or any of its subsidiaries or affiliates.

The employment agreement provides, however, that Mr. Sturdivant will not be in violation of the foregoing by virtue of the fact that he owns 5% or less of the outstanding common stock of a corporation, if such stock is listed on a national securities exchange, is reported on NASDAQ or is regularly traded in the over-the-counter market.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholders Agreement

The Company entered into a Stockholders Agreement with the Coors family stockholders and certain related Coors family trusts (the “Coors Family Stockholders”), the CD&R Fund and EXOR, dated as of March 25, 2003, as amended (the “Stockholders Agreement”), under which the parties thereto made certain agreements regarding matters further described below, including the voting of their shares and governance after the Merger.

Board of Directors.  The Stockholders Agreement provides that the Company’s Board will consist of nine members, classified into three classes. Each of the three classes consists initially of three Directors, the initial terms of which would expire, respectively, at the first, second and third annual meetings of stockholders following the Merger.

Designation Rights.  The Stockholders Agreement provides that a representative of the Coors Family Stockholders, the CD&R Fund and EXOR have the right, subject to requirements related to stock ownership, to designate a person for nomination for election to the Board. The Coors family representative is entitled to designate one person for nomination for election to the Company’s Board for so long as the Coors Family Stockholders, in the aggregate, own at least 5% of the fully-diluted shares of the Company’s common stock. The CD&R Fund is entitled to designate one person for nomination for election to the Board: (1) for so long as it owns at least 5% of the fully-diluted shares of Company’s common stock, or (2) for so long as it owns less than 5% of such shares and the other stockholders, the CD&R Fund and EXOR continue to own, in the aggregate, at least 30% of such shares. EXOR is entitled to designate one person for nomination for election to the Board for so long as it owns at least 5% of the fully-diluted shares of the Company’s common stock.

Pursuant to the Stockholders Agreement, at each meeting of stockholders at which Directors of the Company are to be elected, the Board of Directors will recommend that the stockholders elect to the Board the designees of the individuals designated by the Coors family representative, CD&R and EXOR. In addition, for so long as Stephen M. Humphrey serves as Chief Executive Officer, the Stockholders Agreement provides that he will be nominated for election to the Board at any meeting of the stockholders at which Directors of his class are to be elected.

Currently, Mr. Coors serves on the Board as the Coors Family Stockholders’ designee, Mr. Conway serves on the Board as the CD&R Fund’s designee and Mr. Botta serves on the Board as EXOR’s designee.

Independent Directors.  The Stockholders Agreement further provides that each of the other Directors, not designated in the manner described above, will be an independent Director designated for nomination by the Nominating and Corporate Governance Committee. In the event that the Coors family representative, the CD&R Fund or EXOR loses the right to designate a person to the Board, such designee will resign immediately upon receiving notice from the Nominating and Corporate Governance Committee that it has identified a replacement Director, and will resign in any event no later than 120 days after the designating person or entity loses the right to designate such designee to the Board. At such time as Mr. Humphrey is no longer Chief Executive Officer, he will similarly resign upon receipt of notice from the Nominating and Corporate Governance Committee and, in any event, no later than 120 days after ceasing to serve as Chief Executive Officer.

Agreement to Vote for Directors; Vacancies.  Each party to the Stockholders Agreement agreed to vote all of the shares owned by such stockholder in favor of Mr. Humphrey (for so long as he is Chief Executive Officer) and each of the parties’ designees to the Board, and to take all other steps within such stockholder’s power to ensure that the composition of the Board is as contemplated by the Stockholders Agreement. As long as the Coors family representative, the CD&R Fund or EXOR, as the case may be, has the right to designate a person for nomination for election to the Board, at any time at which the seat occupied by such party’s designee becomes vacant as a result of death, disability, retirement, resignation, removal or otherwise, such party will be entitled to designate for appointment by the remaining Directors an individual to fill such vacancy and to serve as a Director.

Actions of the Board; Affiliate Agreements.  The Stockholders Agreement provides that a Board decision regarding the Merger, consolidation or sale of substantially all the Company’s assets would require the affirmative vote of a majority of the Directors then in office. In addition, the decision to enter into, modify or terminate any agreement with an affiliate of the Coors Family Stockholders, CD&R or EXOR will require the affirmative vote of a majority of the Directors not nominated by a stockholder which, directly or indirectly through an affiliate, has an interest in that agreement.

Board Committees.  The Stockholders Agreement provides for the Board to have an Audit Committee, a Compensation and Benefits Committee and a Nominating and Corporate Governance Committee as follows:

The Audit Committee will have three members, consisting of the Directors designated by the CD&R Fund and the Coors family representative and one independent Director. The Audit Committee will have the authority, at its discretion, to invite the Director designated by EXOR to attend meetings of the Audit Committee as a non-voting observer.

The Compensation and Benefits Committee will have three members, consisting of the Directors designated by the CD&R Fund and the Coors family representative and one independent Director. None of the Company’s employees (other than Mr. Coors) will serve on this committee. The Director designated by EXOR has the right to attend meetings of the Compensation and Benefits Committee as a non-voting observer.

The Nominating and Corporate Governance Committee will have at least five members, consisting of the Directors designated by the CD&R Fund, the Coors family representative and EXOR and two independent Directors. None of the Company’s employees (other than Mr. Coors) will serve on this committee.

The rights of the CD&R Fund, the Coors family representative and EXOR to have its Director designee sit as a member of Board committees will cease when such stockholder holds less than 5% of the Company’s fully-diluted shares of common stock, except that the CD&R Fund will continue to have such right so long as the Company’s stockholders immediately before the closing of the Merger own, in the aggregate, at least 30% of the fully-diluted shares of the Company’s common stock. The Board will fill any committee seats that become vacant in the manner provided in the preceding sentence with independent Directors.

Transfer Restrictions.  The parties to the Stockholders Agreement had agreed not to transfer any of the Company’s shares of common stock during the restricted period (defined below), except for transfers to certain affiliated permitted transferees that agreed to be bound by the Stockholders Agreement, and a sale to the public pursuant to an effective registration statement filed under the Securities Act of 1933 (the “Securities Act”). The “restricted period” began on August 8, 2003 and ended on February 8, 2005.

Termination.  The Stockholders Agreement will remain in effect until terminated by unanimous agreement or until such time as no more than one of the CD&R Fund, EXOR or the CD&R Fund and the other stockholders in the aggregate, or the Coors Family Stockholders holds 5% or more of the Company’s outstanding common stock on a fully-diluted basis. In addition, the Stockholders Agreement will terminate as to any stockholder party at such time as such stockholder no longer owns any of the Company’s shares of common stock.

Amended and Restated Registration Rights Agreement

The Company and the parties to the Stockholders Agreement and the Company’s stockholders immediately before the Merger are parties to an Amended and Restated Registration Rights Agreement, dated as of March 25, 2003, under which the parties agreed to amend and restate the previous registration rights agreement in connection with the transactions contemplated by the Merger agreement.

The Amended and Restated Registration Rights Agreement provides that holders of 15% or more of the Company’s outstanding shares of common stock may request that the Company effect the registration under the Securities Act of all or part of such holders’ registrable securities. Upon receiving such request, the Company is required to give prompt written notice of such requested registration to all holders of registrable securities and to use its reasonable best efforts to effect the registration under the Securities Act of 1933, as amended, of all registrable securities that the Company has been requested to register. After the expiration of 180 days after the closing of an initial secondary offering, holders of 5% or more of the Company’s outstanding shares of common stock may again request that the Company effect the registration under the Securities Act of all or part of such holders’ registrable securities.

With respect to the first two requests to effect registration of registrable securities, the Company is not required to effect such registration if such requests relate to less than 15% of the outstanding shares of common stock or, without the approval of the Board, more than 25% of the outstanding shares. Any request for registration of registrable securities after the first two requests will be subject to a minimum offering size of 5% of the outstanding shares of the Company’s common stock. The Company will pay all expenses in connection with the first four successfully effected registrations requested. The Amended and Restated Registration Rights Agreement also provides that, with certain exceptions, the parties thereto have certain incidental registration rights in the event that the Company at any time proposes to register any of its equity securities and the registration form to be used may be used for the registration of securities otherwise registrable under the Amended and Restated Registration Rights Agreement.

The CD&R Fund

The CD&R Fund is a private investment fund managed by CD&R. The general partner of the CD&R Fund is Associates V, and the general partners of Associates V are Associates II, CD&R Investment Associates, Inc., and CD&R Cayman Investment Associates, Inc. Mr. Ames, who is a principal of CD&R, a Director of Associates II and a limited partner of Associates V, was the Chairman of the Board of Riverwood until the Merger. Mr. Conway, who is a principal of CD&R, a Director of Associates II and a limited partner of Associates V, is one of the Company’s Directors. The CD&R Fund purchased $225 million of the Company’s equity in 1996.

During the year ended December 31, 2003, the Company paid CD&R a management fee of $470,000 for providing management and financial consulting services. In addition, under the terms of the Stockholders Agreement, the Company also paid a transaction fee of $10 million to CD&R for assistance in connection with negotiation of all aspects of the Merger, including the contribution analysis, financial and business due diligence, structure of the proposed refinancing and arranging for proposals by and handling negotiations with financing sources to provide funds for the refinancing. The Company made no payments to CD&R in 2004 or 2005, other than payments earned by Mr. Conway for service as a Director, which Mr. Conway assigned to CD&R.

The Company entered into an indemnification agreement dated March 27, 1996, with CD&R and the CD&R Fund pursuant to which the Company agreed to indemnify CD&R, the CD&R Fund, Associates V, Associates II, together with any other general partner of Associates V, and their respective directors, officers, partners, employees, agents, advisors, representatives and controlling persons against certain liabilities arising under the federal securities laws, liabilities arising out of the performance of a certain consulting agreement between the Company and CD&R that is no longer effective, and certain other claims and liabilities.

Management Indebtedness

In November 1999, the Company loaned Stephen M. Humphrey, the Company’s President and Chief Executive Officer, $5.0 million pursuant to a full-recourse, non-interest bearing promissory note, which was amended in December 2001. The promissory note will become due and payable on the earlier of (i) March 26, 2007 and (ii) such time as Mr. Humphrey voluntarily terminates his employment other than for “good reason” or the Company terminates his employment for “cause,” in each case as defined in Mr. Humphrey’s employment agreement. If payment on the note is not made when due, the payment will bear interest, payable on demand, equal to 5.93% per year. The note will be forgiven and will not have to be repaid if, on or before March 26, 2007, Mr. Humphrey terminates his employment for “good reason,” the Company terminates Mr. Humphrey’s employment without “cause” or because of his “disability,” in each case as defined in his employment agreement, or Mr. Humphrey’s employment terminates because of his death. As of April 1, 2006, $5.0 million remained outstanding under the note.

Effective July 30, 2002, the Sarbanes-Oxley Act of 2002 prohibits the granting of any personal loans to or for the benefit of any of the Company’s executive officers or Directors and the modification or renewal of any such existing personal loans. The Company has not granted any new personal loans to or for the benefit of the executive officers or Directors or modified or renewed the loan to Mr. Humphrey since the effective date of such provision.

Coors Family Relationships

William K. Coors, Joseph Coors, Jr., Jeffrey H. Coors, John K. Coors, J. Bradford Coors, Peter H. Coors, Melissa E. Coors and Christian Coors Ficeli are co-trustees of one or more of the Coors family trusts and, along with Holland Coors, are co-trustees of the Adolph Coors Foundation. Collectively, these individuals, the family trusts and the foundation own approximately 31% of the Company’s common stock. In addition, one of those trusts owns approximately 30% of the voting common stock of Molson Coors Brewing Company (formerly, the Adolph Coors Company) and a related entity owns 100% of CoorsTek, Inc. (“CoorsTek”).

Jeffrey H. Coors, John K. Coors, Joseph Coors, Jr., and Peter H. Coors are brothers. Jeffrey H. Coors is the Company’s Executive Chairman and a member of the Board and of the Board of Directors of the Company’s subsidiaries, GPI Holding, Inc. and Graphic Packaging International, Inc. J. Bradford Coors is the son of Joseph Coors, Jr., and an employee of CoorsTek. Melissa E. Coors and Christian Coors Ficeli are Peter H. Coors’ daughters and employees of Molson Coors Brewing Company. William K. Coors is a Director Emeritus on the Company’s Board. Peter H. Coors is an executive officer and Director of Molson Coors Brewing Company. John K. Coors is an executive officer and Director of CoorsTek. The Company, Molson Coors Brewing Company and CoorsTek, or their subsidiaries, have certain business relationships and have engaged in certain transactions with one another, as described below.

Jeffrey H. Coors’ son, Timothy Coors, is an employee of the Company working at its facility in Ft. Smith, Arkansas. In 2005, Mr. Timothy Coors’ compensation totaled $68,400.

Transactions with Adolph Coors Company.  On December 28, 1992, GPIC was spun off from Adolph Coors Company and since that time Adolph Coors Company has had no ownership interest in GPIC. However, certain Coors family trusts had significant interests in both GPIC and Adolph Coors Company. GPIC also entered into various business arrangements with the Coors family trusts and related entities from time-to-time since its spin-off. GPIC’s policy was to negotiate market prices and competitive terms with all third parties, including related parties.

GPIC originated as the packaging division of Adolph Coors Company. At the time of the spin-off from Adolph Coors Company, GPIC entered into an agreement with Coors Brewing Company to continue to supply its packaging needs. The Company executed a new supply agreement, effective April 1, 2004, with Coors Brewing Company (now a subsidiary of Molson Coors Brewing Company) that expires on December 31, 2006. The Company continues to sell packaging products to Coors Brewing Company; such sales accounted for approximately $84.3 million of the Company’s consolidated net sales for the year ended December 31, 2005.

One of the Company’s subsidiaries, Golden Equities, Inc., is the general partner in a limited partnership in which Coors Brewing Company is the limited partner. Before the Merger, Golden Equities was a subsidiary of GPIC. The partnership owns, develops, operates and sells certain real estate previously owned directly by Coors Brewing Company or Adolph Coors Company. Coors Brewing Company received a cash distribution of $484,000 in March 2006.

Transactions with CoorsTek.  The spin-off of CoorsTek from GPIC was made pursuant to a distribution agreement between GPIC and CoorsTek in December 1999. It established the procedures to effect the spin-off and contractually provided for the distribution of the CoorsTek common stock to GPIC’s stockholders, the allocation to CoorsTek of certain assets and liabilities and the transfer to and assumption by CoorsTek of those assets and liabilities. In the distribution agreement, CoorsTek agreed to repay all outstanding intercompany debt owed by CoorsTek to GPIC together with a special dividend. The total amount of the repayment and the special dividend was $200 million. Under the distribution agreement, GPIC and CoorsTek each agreed to retain, and to make available to the other, books and records and related assistance for audit, accounting, claims defense, legal, insurance, tax, disclosure, benefit administration and other business purposes. CoorsTek also agreed to indemnify GPIC if the CoorsTek spin-off is taxable under certain circumstances or if GPIC incurred certain liabilities. The tax sharing agreement defines the parties’ rights and obligations with respect to deficiencies and refunds of federal, state and other taxes relating to the CoorsTek business for tax years preceding the CoorsTek spin-off and with respect to certain tax attributes of CoorsTek after the CoorsTek spin-off.

REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE

The main responsibilities of the Compensation and Benefits Committee are to establish the Company’s general compensation philosophy, to oversee the development and implementation of compensation programs and to balance appropriately the competing factors that influence management compensation. These factors include pay for performance, short-term and long-term focus, and internal and external measures of success. An increasingly important aspect of the program is the retention of key executives in an extremely challenging business environment. The goal is a program that drives stockholder value and encourages key members of management to remain with the Company.

The Compensation and Benefits Committee independently retains a compensation consultant to assist the committee in its deliberations regarding executive compensation. The consultant provides market data and assists in program design.

Elements of the Executive Pay Program

The three key elements of the Company’s executive compensation program, as well as the compensation philosophy for each element are discussed below.

Salary.  The Compensation and Benefits Committee sets executive salaries between the 50th and 75th percentiles of a general industry peer group composed of manufacturing companies of a similar size to the Company. The decision to set salaries at up to the 75th percentile reflects the fact that bonus payouts under the short-term incentive plan require significant improvements in performance. This is discussed further below.

Actual changes to base salaries occur on a non-regular basis that is generally at least 12 months after the most recent prior adjustment for the individual. Base salary changes take into account market data for similar positions, the executive’s experience and time in position, any changes in responsibilities and individual performance.

Short-Term Incentives.  The Company’s short-term incentive plan, the Management Incentive Plan (the “MIP”) provides cash awards based upon the accomplishment by the Company of performance thresholds established at the beginning of each year. The Compensation and Benefits Committee sets performance goals that require superior performance when compared to similar companies, and analysis indicates that in prior years, goals have been set at or above the 75th percentile of industry performance. As a result, should the Company reach its goals, the plan will pay at approximately the 75th percentile of the market in base salary plus bonus. Should the Company fail to reach the goals, however, the MIP will pay out to a lesser degree. Payouts are discretionary if the threshold goals are not met.

For 2005, target payout amounts under the MIP were established based on the Company’s achievement of earnings before interest expense, income taxes, depreciation, amortization and other non-cash charges (“EBITDA”) and free cash flow performance thresholds. Under the MIP for 2005, EBITDA was weighted 67% and free cash flow was weighted 33%. The Company did not achieve its EBITDA or free cash flow performance thresholds for 2005. Based on the performance of the Company’s executives in managing an extremely difficult operating environment and given retention concerns, however, the Compensation and Benefits Committee decided to award discretionary payouts equal to 50% of target payout amounts to each of the Named Executive Officers.

Payouts under the MIP for 2006 will be determined based solely on the Company’s achievement of EBITDA. To encourage management to fully attain its 2006 performance goals, the Compensation and Benefits Committee increased the threshold amount at which payments under the MIP will begin to be earned from 85.0% to 93.4% of the plan amount.

Long-Term Incentives.  During 2004, the Compensation and Benefits Committee developed a new long-term incentive program under the Graphic Packaging Corporation 2004 Stock and Incentive Compensation Plan (the “2004 Plan”) designed to meet various goals, including paying for performance, aligning the long-term interests of management with stockholders and promoting an ownership mindset. The program provides flexibility to the Compensation and Benefits Committee to assess the Company’s performance and reward outstanding achievements by management. No long-term incentive grants were made during 2004 as the program was being developed.

In March 2005, the Compensation and Benefits Committee approved grants of restricted stock units to members of management under the 2004 Plan. These grants, which were the only long-term incentive grants made during 2005, made up the first portion of a long-term incentive program comprised of restricted stock units that vest over a period of service (the “Service RSUs”) and additional restricted stock units that the Compensation and Benefits Committee intends to grant in mid-2006 if the Company meets certain performance metrics (“Performance RSUs”). Together, the Service RSUs and the Performance RSUs are intended to provide a long-term incentive award at approximately the 50th percentile of the Company’s peer group, subject to upward and downward adjustment by the Compensation and Benefits Committee at the time of the Performance RSU grants based upon the Company’s actual performance.

The Service RSUs granted vest in three equal increments on the first, second and third anniversary of the date of grant and are payable 50% in shares of the Company’s common stock and 50% in cash two years thereafter upon the termination of a mandatory holding period. The Performance RSUs, if granted as originally planned, will vest in full on the second anniversary of the date of grant and are payable 50% in shares of the Company’s common stock and 50% in cash two years thereafter upon the termination of a mandatory holding period.

Messrs. Coors, Scheible and Sturdivant did not receive any restricted stock unit awards in 2005 because, in connection with the Merger, each had previously received a three-year award of restricted stock units under the 2003 Riverwood Holding, Inc. Long-Term Incentive Plan to replace prior long-term incentive awards made at GPIC. Mr. Humphrey also did not receive an award of restricted stock units in 2005, as the Compensation and Benefits Committee was still in the process of evaluating and establishing a comprehensive compensation plan for Mr. Humphrey.

Perquisites

Executives are provided perquisites as part of the Company’s overall executive compensation program. These perquisites generally include reimbursements for financial counseling and tax preparation, an annual executive physical, social club membership fees and, if appropriate, perquisites related to relocation. Certain executive officers, including Messrs. Coors, Scheible and Sturdivant are provided different perquisites as stipulated in their employment agreements. These perquisites include flexible perquisite and car allowances, and additional executive life insurance.

Basis for Chief Executive Officer Compensation

During 2005, the Company paid Mr. Humphrey $1,000,000 in salary pursuant to the terms of his employment agreement dated March 31, 2003. Mr. Humphrey’s base salary was determined when the contract was signed, and is slightly above the 75th percentile of the general industry manufacturing market for companies near the Company’s size (per the Company’s executive compensation philosophy as noted above.) The Company also paid Mr. Humphrey a discretionary cash bonus of $500,000 for 2005. As discussed above under Short-Term Incentives, such discretionary bonus was paid based on Mr. Humphrey’s performance in managing the Company in an extremely difficult operating environment, although the Company did not achieve its pre-established performance thresholds.

For 2006 and future years, Mr. Humphrey’s contract sets his target bonus at 100% of base salary, with a maximum bonus opportunity equal to 200% of base salary. The total of Mr. Humphrey’s base salary and target bonus is at the 75th percentile of the market.

No long-term incentive grants were made to Mr. Humphrey in 2005. However, during the fourth quarter of 2005 and the first months of 2006, the Compensation and Benefits Committee spent considerable time considering Mr. Humphrey’s overall compensation arrangements. With the assistance of a compensation consultant and legal counsel, the Compensation and Benefits Committee considered Mr. Humphrey’s past and anticipated future compensation and retirement benefits, including the $5 million loan the Company had previously made to Mr. Humphrey, which is due in 2007. Based upon Mr. Humphrey’s accomplishments in leading the Company through extraordinarily challenging times, including rapid inflation of input costs due to the unexpected rise in petroleum prices, and the desire to retain Mr. Humphrey’s services, the Committee concluded that Mr. Humphrey should be granted an increase in annual salary to $1,050,000 (effective November 2005) and a grant of 143,678 restricted stock units. In addition, the Board determined that an additional retirement benefit, payable only if Mr. Humphrey continues his employment through the expiration of his current employment agreement, was an appropriate method to reward and retain Mr. Humphrey. Accordingly, in early April 2006, the independent members of the Board of Directors, acting upon the recommendation of the Compensation and Benefits Committee, established the Graphic Packaging International, Inc. Supplemental Executive Pension Plan for Mr. Humphrey. Pursuant to this plan, Mr. Humphrey will receive a benefit equal to the amount that he would be paid for an additional 22 years of service under the Employees Retirement Plan, up to a maximum of $5 million. Such benefit is to be paid in a lump sum payment on March 31, 2007, if Mr. Humphrey continues to be employed by the Company or one of its affiliates through such date.

Income Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (the “Code”) limits the deductibility of certain executives’ compensation that exceeds $1 million per year, unless the compensation is paid under a performance-based plan, as defined in the Code, which has been approved by stockholders. The Company has obtained stockholder approval of the 2004 Plan. However, because the Compensation and Benefits Committee’s policy is to maximize long-term stockholder value, tax deductibility is only one factor considered in setting compensation.

Summary

We believe that the policies and programs described in this report appropriately balance the various factors that influence management compensation in a manner that serves the best interests of the Company’s stockholders. The Compensation and Benefits Committee regularly tests the Company’s executive pay plans and policies and will modify them as necessary to continue to achieve the appropriate balance of factors.

John D. Beckett (Chairman)
G. Andrea Botta
William R. Fields
Harold R. Logan, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Beckett (Chairman), Botta and Logan were the members of the Compensation and Benefits Committee until July 2005, when Mr. Fields joined the Committee. None of the current members of the Compensation and Benefits Committee is or during 2005 was an officer or employee of the Company or any of its subsidiaries. Mr. Coors, the Company’s Executive Chairman, serves on the Board of Directors of R.W. Beckett Corporation. Mr. Beckett is the Chairman of the R.W. Beckett Corporation. The Company did no business with R.W. Beckett Corporation in 2005 and does not anticipate doing any business with R.W. Beckett Corporation in 2006.

TOTAL RETURN TO STOCKHOLDERS

The following graph compares the total returns (assuming reinvestment of dividends) of the Company’s common stock, the Standard & Poor’s 500 Stock Index and the Dow Jones U.S. Container & Packaging Index. The graph assumes $100 invested on August 11, 2003 (the first day of public trading in the Company’s common stock) in the Company’s common stock and each of the indices. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

	08/11/03	12/31/03	12/31/04	12/31/05
Graphic Packaging Corporation	$100.00	$99.02	$175.61	$55.61
S&P 500 Index	$100.00	$114.21	$126.63	$132.85
DJ U.S. Container & Packaging Index	$100.00	$118.85	$140.22	$137.50

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of the Company’s common stock by (i) each stockholder that is known by the Company to be the beneficial owner of more than 5% of the Company’s common stock, (ii) each Director and Director-nominee, (iii) each Named Executive Officer and (iv) the Directors and executive officers as a group. Unless otherwise noted, such information is provided as of April 1, 2006 and the beneficial owners listed have sole voting and investment power with respect to the number of shares shown. An asterisk in the percent of class column indicates beneficial ownership of less than one percent.

Name	Number of Shares	Percentage

5% Stockholders:
Grover C. Coors Trust(1)(2)	51,211,864	25.77%
Jeffrey H. Coors(1)(2)(3)	64,025,627	31.89%
William K. Coors(1)(2)(4)	62,103,999	31.25%
Clayton, Dubilier & Rice Fund V Limited Partnership(5)	34,222,500	17.22%
EXOR Group S.A.(6)	34,222,500	17.22%
The 1818 Fund II, L.P.(7)	11,291,400	5.68%
HWH Investment Pte. Ltd.(8)	10,545,400	5.31%
Directors and Named Executive Officers:
Stephen M. Humphrey(9)	6,988,311	3.40%
John D. Beckett(10)	73,265	*
G. Andrea Botta	5,264	*
Kevin J. Conway	0	*
William R. Fields	0	*
Harold R. Logan, Jr.(11)	39,728	*
John R. Miller	23,167	*
Robert W. Tieken	21,207	*
David W. Scheible(12)	378,327	*
Daniel J. Blount(13)	346,270	*
Donald W. Sturdivant(14)	247,911	*
All Directors and executive officers as a group (16 persons)(15)	73,441,643	35.00%

(1)	Under the trust agreement evidencing the Grover C. Coors Trust (the “Coors Trust”), the affirmative vote of a majority of the trustees is required to determine how shares of stock held by the Coors Trust will be voted or to dispose of any shares of stock held by the Coors Trust; therefore, none of the trustees of the Coors Trust is deemed to have beneficial ownership of shares held by the Coors Trust by virtue of the trust agreement (although Jeffrey H. Coors and William K. Coors are deemed to have beneficial ownership of the shares held by the Coors Trust pursuant to the Stockholders Agreement). The trustees of the Coors Trust are William K. Coors, Jeffrey H. Coors, John K. Coors, Joseph Coors, Jr. and Peter H. Coors. The business address for the Grover C. Coors Trust is Coors Family Trusts, Mailstop VR 900, Post Office Box 4030, Golden, Colorado 80401.

(2)	Pursuant to the Stockholders Agreement, certain members of the Coors family and related trusts that are parties thereto, including the Coors Trust, Jeffrey H. Coors and William K. Coors, have designated and appointed Jeffrey H. Coors and, in case of his inability to act, William K. Coors, as their attorney-in-fact to perform all obligations under the Stockholders Agreement, including but not limited to, voting obligations with respect to the election of directors. The parties to the Stockholder Agreement retain voting power with regard to all other matters and sole dispositive power over such shares. The business address for William K. Coors and Jeffrey H. Coors is Graphic Packaging Corporation, 814 Livingston Court, Marietta, Georgia 30067.

(3)	The amount shown includes (i) 53,429 shares held in joint tenancy with spouse, (ii) 104,848 stock units held in the Company’s 401(k) savings plan, (iii) 250 shares held by GPIC’s Payroll Stock Ownership Plan, (iv) 500 shares held by Jeffrey H. Coors Family, Ltd., (v) 1,726,652 shares held by the May Kistler Coors Trust dated September 24, 1965, as to which Jeffrey H. Coors has voting and investment power with William K. Coors, Joseph Coors, Jr., John K. Coors and Peter H. Coors, as co-trustees, (vi) 30,000 shares held by Mr. Coors’ wife, and (vii) an aggregate of 59,672,623 shares attributable to Mr. Coors solely by virtue of the Stockholders Agreement. The amount shown also includes 1,603,489 shares subject to stock options exercisable within 60 days and 445,043 restricted stock units that are vested within 60 days.

(4)	The amount shown includes (i) 153,691 shares held by Mr. William Coors’ spouse, (ii) 1,726,652 shares held by the May Kistler Coors Trust dated September 24, 1965, as to which William K. Coors has voting and investment power with Jeffrey H. Coors, Joseph Coors, Jr., John K. Coors and Peter H. Coors, as co-trustees, and (iii) an aggregate of 60,220,443 shares attributable to Mr. Coors solely by virtue of the Stockholders Agreement. The amount shown also includes 3,213 shares subject to stock options exercisable within 60 days.

(5)	Associates V is the general partner of the CD&R Fund and has the power to direct the CD&R Fund as to the voting and disposition of its shares of the Company’s common stock. Associates II is the managing general partner of Associates V and has the power to direct Associates V as to its direction of the CD&R Fund’s voting and disposition of shares. No person controls the voting and dispositive power of Associates II with respect to the shares owned by CD&R. Each of Associates V and Associates II expressly disclaims beneficial ownership of the shares owned by the CD&R Fund. The business address for each of the CD&R Fund, Associates V and Associates II is 1403 Foulk Road, Suite 106, Wilmington, Delaware 19803.

(6)	Giovanni Agnellie C.S.A.P.A.Z., an Italian company, is the beneficial owner of more than 60% of the equity interests of EXOR Group S.A. The business address for EXOR Group S.A. is 22-24, Boulevard Royal, L-2449 Luxembourg.

(7)	The business address for The 1818 Fund II, L.P. is c/o Brown Brothers Harriman & Co., 140 Broadway, 16th Floor, New York, NY 10005.

(8)	The beneficial owner of HWH Investment Pte. Ltd. is Government of Singapore Investment Corporation (Ventures) Pte Ltd, which is beneficially owned by Minister for Finance Inc. of the Government of Singapore. The business address for HWH Investment Pte. Ltd. is 250 North Bridge Road, Singapore 179101, Republic of Singapore. The number of shares beneficially owned is as of December 31, 2005 according to Amendment No. 1 to Schedule 13G/A filed with the SEC on February 14, 2006.

(9)	The amount shown includes 6,798,186 shares subject to stock options exercisable within 60 days and 114,075 restricted stock units that are vested within 60 days.

(10)	The amount shown includes 5,638 shares subject to stock options exercisable within 60 days.

(11)	The amount shown includes 2,000 shares subject to stock options exercisable within 60 days.

(12)	The amount shown includes 4,235 stock units held in the Company’s 401(k) savings plan, 163,710 shares subject to stock options exercisable within 60 days and 210,382 restricted stock units that are vested within 60 days.

(13)	The amount shown includes 189,304 shares subject to stock options exercisable within 60 days and 111,336 restricted stock units that are vested within 60 days.

(14)	The amount shown includes 2,851 stock units held in the Company’s 401(k) savings plan, 82,765 shares subject to stock options exercisable within 60 days and 161,420 restricted stock units that are vested within 60 days.

(15)	The amount shown includes 9,714,915 shares subject to stock options exercisable within 60 days and 1,432,579 restricted stock units that are vested within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company pursuant to Rule 16a-3(e) of the Exchange Act during 2005 and Form 5 and amendments thereto furnished to the Company with respect to 2005, and written representations from the Company’s reporting persons, the Company believes that the its officers, Directors and beneficial owners have complied with all filing requirements under Section 16(a) applicable to such persons.

AUDIT MATTERS

Report of the Audit Committee

This report by the Audit Committee is required by the rules of the SEC. It is not to be deemed incorporated by reference by any general statement that incorporates by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, and it is not to be otherwise deemed filed under either such Act.

The Audit Committee is currently comprised of three members, each of which is an “independent director,” as defined by Section 303A of the NYSE Listed Company Manual. Each of the members of the Audit Committee is financially literate and each qualifies as an “audit committee financial expert” under federal securities laws. The Audit Committee’s purposes are to assist the Board in overseeing: (a) the quality and integrity of our financial statements; (b) the qualifications and independence of our independent auditors; and (c) the performance of our internal audit function and independent auditors.

In carrying out its responsibilities, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management;

•	discussed with the independent auditors the matters required to be discussed with audit committees by Statement on Auditing Standards No. 61, and

•	received the written disclosures and the letter from our independent auditors required by Independence Standards Board Standard No. 1 and has discussed with the independent auditors their independence.

Based on the review and discussions noted above and our independent auditors’ report to the Audit Committee, the Audit Committee has recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

Robert W. Tieken (Chairman)
Harold R. Logan, Jr.
John R. Miller

Audit Fees

Aggregate fees billed to us for the fiscal years ended December 31, 2005 and December 31, 2004 by our independent auditors, PricewaterhouseCoopers LLP (“PWC”), are as follows:

	Year Ended December 31,
	2005	2004
	(In millions)

Audit Fees	$5.2	$3.8
Audit-Related Fees	0.1	0.3
Tax Fees	0.1	0.0
All Other Fees	0.0	0.1

Total	$5.4	$4.2

Audit Fees.  This category includes the aggregate fees billed for professional services rendered for the audit of our consolidated financial statements and internal control over financial reporting for the fiscal years ended December 31, 2005 and December 31, 2004, for the reviews of the financial statements included in our quarterly reports on Form 10-Q during 2005 and 2004, and for services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for the relevant fiscal years.

Audit-Related Fees.  This category includes the aggregate fees billed in each of the last two fiscal years for assurance and related services by the independent auditors that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under “Audit Fees,” and generally consist of fees for accounting consultation and audits of employee benefit plans.

Tax Fees.  This category includes the aggregate fees billed in each of the last two fiscal years for professional services rendered by the independent auditors for tax compliance, tax planning and tax advice.

All Other Fees.  This category includes the aggregate fees billed in each of the last two fiscal years for products and services provided by the independent auditors that are not reported above under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”

The Audit Committee reviews and pre-approves audit and non-audit services performed by PWC as well as the fees charged for such services. The Audit Committee may delegate pre-approval authority for such services to one or more members, whose decisions are then presented to the full Audit Committee at its scheduled meetings. In 2004 and 2005, all of the audit and non-audit services provided by our independent public accountant were pre-approved by the Audit Committee in accordance with the Audit Committee Charter.

Independent Auditors

Upon the recommendation of the Audit Committee, the Board has reappointed PWC as independent auditors to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2006. PWC has served continuously in such capacity since June 2002.

Representatives of PWC are expected to be present at the Annual Meeting, where they will have the opportunity to make a statement, if they desire to do so, and be available to respond to appropriate questions.

ADDITIONAL INFORMATION

The Company will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of proxy materials. In addition to the use of the mail, proxies may be solicited personally by telephone by certain employees. The Company will reimburse brokers or other persons holding stock in their names or in the names of nominees for their expense in sending proxy materials to principals and obtaining their proxies.

Where a choice is specified with respect to any matter to come before the Annual Meeting, the shares represented by proxy will be voted in accordance with such specifications. Where a choice is not so specified, the shares represented by the proxy will be voted “FOR” the election of each of the nominees for Director.

Management is not aware of any matter other than the election of Directors that will be presented for action at the Annual Meeting, but if any other matters do properly come before the Annual Meeting, the persons named as proxies will vote upon such matters in accordance with their best judgment.

In the election of Directors, a specification to withhold authority to vote for any of the nominees will not constitute an authorization to vote for any other nominee.

Some banks, brokers or other nominee record holders of the Company’s common stock may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s Proxy Statement or Annual Report may have been sent to multiple stockholders in the same household. The Company will promptly deliver a separate copy of either document to any stockholder upon request submitted in writing to the Company at the following address: Graphic Packaging Corporation, 814 Livingston Court, Marietta, Georgia 30067, Attention: Corporate Secretary or by calling (770) 644-3000. Any stockholder who wants to receive separate copies of the Annual Report and proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker or other nominee record holder, or contact the Company at the above address or telephone number.

STOCKHOLDER PROPOSALS AND NOMINATIONS

If you intend to present a proposal at the 2007 annual meeting of stockholders, and you wish to have the proposal included in the proxy statement for that meeting, you must submit the proposal in writing to the Company’s Corporate Secretary at 814 Livingston Court, Marietta, Georgia 30067. The Corporate Secretary must receive this proposal no later than December 12, 2006.

If you want to present a proposal at the 2007 annual meeting of stockholders, without including the proposal in the proxy statement, or if you want to nominate one or more Directors, you must provide written notice to the Company’s Corporate Secretary at the address above. The Corporate Secretary must receive this notice not earlier than January 17, 2007, and not later than February 16, 2007. However, if the date of the 2007 annual stockholders meeting is advanced by more than 30 days or delayed by more than 70 days from the anniversary date of the Annual Meeting, then such proposal must be submitted by the later of the 90th day before such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Notice of a proposal or nomination must include:

•	as to each proposed nominee for election as a Director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-8 thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected;

•	as to any other proposal, a brief description of the proposal (including the text of any resolution proposed for consideration), the reasons for such proposal and any material interest in such proposal of such stockholder and of any beneficial owner on whose behalf the proposal is made; and

•	as to the stockholder giving the notice and any beneficial owner on whose behalf the nomination or proposal is made:

–	the name and address of such stockholder and beneficial owner, as they appear on the Company’s books;

–	the class and number of shares of the Company’s common stock that are owned beneficially and of record by such stockholder and such beneficial owner;

–	a representation that the stockholder is a holder of record of the Company’s common stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination; and

–	a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends: (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the proposal or elect the nominee; and/or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination.

Only persons who are nominated in accordance with the procedures described above will be eligible for election as Directors and only such other proposals will be presented at the meeting as were brought before the meeting in accordance with the procedures described above. Except as otherwise provided by law, the Company’s Restated Certificate of Incorporation or Amended and Restated By-Laws, the Chairman of the

meeting will have the power and duty to determine whether a nomination or any other proposal was made or proposed in accordance with these procedures. If any proposed nomination or proposal is not made or proposed in compliance with these procedures, it will be disregarded. A proposed nomination or proposal will also be disregarded if the stockholder or a qualified representative of the stockholder does not appear at the Annual Meeting of stockholders to present the nomination or proposal, notwithstanding that the Company may have received proxies with respect of such vote.

The foregoing notice requirements will be deemed satisfied by a stockholder if the stockholder has notified the Company of his or her intention to present a proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that the Company has prepared to solicit proxies for such annual meeting. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a Director.

ANNUAL REPORT

The Company’s 2005 Annual Report to Stockholders accompanies this Proxy Statement. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 is included in the Annual Report to Stockholders and is available without charge upon written request addressed to Graphic Packaging Corporation, Investor Relations, 814 Livingston Court, Marietta, Georgia 30067. The Company will also furnish any exhibit to the Annual Report on Form 10-K for the fiscal year ended December 31, 2005, if specifically requested.

By Order of the Board of Directors,

STEPHEN A. HELLRUNG
Senior Vice President, General Counsel and Secretary

Marietta, Georgia
April 7, 2006

GRAPHIC PACKAGING CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 16, 2006
10:00 a.m. (local time)
WYNDHAM VININGS HOTEL
2857 Paces Ferry Road
Atlanta, Georgia 30339

Graphic Packaging Corporation 814 Livingston Court, Marietta, Georgia 30067	proxy

This Proxy is Solicited on Behalf of the Board of Directors
The undersigned hereby appoints Daniel J. Blount and Stephen A. Hellrung, or either of them, as proxies, with power of substitution, to vote all the shares of the undersigned held of record by the undersigned as of March 20, 2006, with all of the powers which the undersigned would possess if personally present at the Annual Meeting of Stockholders of Graphic Packaging Corporation (the “Company”), to be held at 10:00 a.m. (local time) on May 16, 2006, at the Wyndham Vinings Hotel, located at 2857 Paces Ferry Road, Atlanta, Georgia 30339, or any adjournment thereof.
EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE THlS PROXY BY PHONE OR INTERNET, OR BY MARKING, DATING, SIGNING AND RETURNING THlS PROXY CARD IN THE ACCOMPANYING ENVELOPE. TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS, SIGN ON THE REVERSE SIDE. NO BOXES NEED TO BE CHECKED.
See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy
Your telephone or vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 15, 2006.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice prompt provides you.
VOTE BY INTERNET — http://www.eproxy.com/gpk/ — QUICK *** EASY *** IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 15, 2006.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Graphic Packaging Corporation, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.
If you vote by Phone or Internet, please do not mail your Proxy Card
ò Please detach here ò
The Board of Directors Recommends a Vote FOR Proposal 1.

1. Election of directors:	01 G. Andrea Botta	☐	Vote FOR	☐	Vote WITHHELD
	02 William R. Fields		all nominees		from all nominees
	03 Harold R. Logan, Jr.		(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL STATED ABOVE.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.